UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TURNING POINT THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TURNING POINT THERAPEUTICS, INC.

10628 Science Center Drive, Suite 200

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Turning Point Therapeutics, Inc., a Delaware corporation, to be held on Thursday, June 16, 2022, at 8:30 a.m. Pacific Time (the “Annual Meeting”). In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year, the Annual Meeting will be held through a live webcast at www.proxydocs.com/TPTX. The Annual Meeting is being held for the following purposes:

1.	To elect the two nominees for Class III director named in the accompanying proxy statement to serve for three-year terms until the 2025 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

3.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

This year’s Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/TPTX and entering the 16-digit Control Number included in your Notice of Internet Availability of Proxy Materials, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log in beginning at 8:15 a.m. Pacific Time, on Thursday, June 16, 2022.

The record date for the Annual Meeting is April 18, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Athena Countouriotis, M.D.
President and Chief Executive Officer

San Diego, California
April 29, 2022

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, you are urged to cast your vote as soon as possible. You may vote your shares via the internet or via a toll-free telephone number by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card that may be mailed to you. If you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Submitting a proxy card will not prevent you from attending the Annual Meeting and voting at the Annual Meeting, if you so desire. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote online at the meeting, you must obtain from the record holder a proxy issued in your name.

TURNING POINT THERAPEUTICS, INC.

10628 Science Center Drive, Suite 200

San Diego, California 92121

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 16, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Turning Point Therapeutics, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Turning Point”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting (the “Annual Meeting”). Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent a Notice to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 29, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second notice, on or after May 9, 2022.

What is the format of the Annual Meeting?

In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•

To participate, vote or submit questions during the Annual Meeting via live webcast, you must register in advance at www.proxydocs.com/TPTX and provide the control number as provided described in the Notice, or proxy card, or voting instruction form at www.proxydocs.com/TPTX. Upon completing your registration, you will receive further instructions via email, including unique links to access the Annual Meeting and to submit questions in advance of the Annual Meeting.

•	Any stockholder may listen to the Annual Meeting and participate live via webcast at www.proxydocs.com/TPTX. The webcast will begin at 8:30 a.m. Pacific Time on June 16, 2022.

•	Stockholders may vote and submit questions during the Annual Meeting via live webcast.

•

To enter the meeting, please have your control number which is available on your Notice, your proxy card or the instructions that accompanied your proxy materials. If you do not have your control number, you will be able to listen to the meeting only and you will not be able to vote or submit questions during the meeting.

•	Instructions on how to connect to and participate in the Annual Meeting via the internet, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/TPTX.

We do not intend to post questions received during the Annual Meeting on our website.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast on the internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.proxydocs.com/TPTX. The webcast will start at 8:30 a.m. Pacific Time on June 16, 2022. Stockholders may vote and submit questions while connected to the Annual Meeting on the internet.

What do I need in order to be able to participate in the Annual Meeting online?

To participate, vote or submit questions during the Annual Meeting via live webcast, you must register and provide the control number as provided described in the Notice, or proxy card, or voting instruction form at www.proxydocs.com/TPTX. Upon completing your registration, you will receive further instructions via email, including unique links to access the Annual Meeting and to submit questions in advance of the Annual Meeting.

You will need the control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials in order to be able to vote your shares or submit questions during the Annual Meeting. If you do not have your control number, you will be able to listen to the meeting only—you will not be able to vote or submit questions during the meeting. Instructions on how to connect and participate in the Annual Meeting via the internet, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/TPTX.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 49,666,288 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2022 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card that may be mailed to you, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the two nominees for Class III director named in this proxy statement to serve for three-year terms until the 2025 Annual Meeting of Stockholders (Proposal 1);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules (Proposal 2)

•

Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal 3).

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the election of directors, you may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

•	To vote during the Annual Meeting, follow the instructions posted at www.proxydocs.com/TPTX. You must register at www.proxydocs.com/TPTX to be able to vote during the Annual Meeting.

•

To vote over the telephone, dial toll-free (866) 697-7122 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the proxy card that we may deliver. Your telephone vote must be received by 8:30 a.m. Pacific Time on June 16, 2022 to be counted.

•

To vote through the internet, go to www.proxypush.com/TPTX to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the proxy card that we may deliver. Your internet vote must be received by 8:30 a.m. Pacific Time on June 16, 2022 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Turning Point. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, through the internet or at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposals 1 or 2 but may vote your shares on Proposal 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director named in this proxy statement, “For” the advisory approval of executive compensation and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•

You may send a timely written notice that you are revoking your proxy to our Secretary at 10628 Science Center Drive, Suite 200, San Diego, CA 92121. To be timely, a written notice revoking your proxy must be received by 8:30 a.m. Pacific Time on June 16, 2022.

•	You may attend and vote during the Annual Meeting which will be hosted via the internet. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent with respect to changing your vote.

When are stockholder proposals and director nominations due for the 2023 Annual Meeting of Stockholders?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2022, to the attention of our Secretary at 10628 Science Center Drive, Suite 200, San Diego, CA 92121. If you wish to submit a proposal (including a director nomination) at the 2023 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, your written request must be received by our Secretary between February 16, 2023 and March 18, 2023, provided that, if our 2023 Annual Meeting of Stockholders is earlier than May 17, 2023 or later than July 16, 2023, your written request must be received by our Secretary not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have no effect on Proposal 1. Abstentions will be counted towards the vote total for each of Proposals 2 and 3 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

•

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present virtually at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

•

To be approved, Proposal 2, regarding the approval on an advisory basis of the compensation paid to our named executive officers, must receive “For” votes from the holders of shares of a majority of shares present virtually at the Annual Meeting or represented by proxy and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 must receive “For” votes from the holders of a majority of shares present virtually at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present virtually at the Annual Meeting or represented by proxy. On the record date, there were 49,666,288 shares outstanding and entitled to vote. Thus, the holders of at least 24,833,144 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present virtually at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of seven members. There are two directors in Class III, whose term of office expires at the Annual Meeting: Mark J. Alles and Barbara W. Bodem. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Mr. Alles and Ms. Bodem, each current directors of the Company, were each recommended for nomination to the Board of Directors at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board of Directors. If elected at the Annual Meeting, each of these nominees for director would serve for a three-year term until our 2025 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2021 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the two nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the two nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee and the Board of Directors also seek to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting

Mark J. Alles, 62, has served as a member and as Chair of our Board of Directors since May 2021. Mr. Alles served as Chief Executive Officer of Celgene Corporation (“Celgene”), a global biopharmaceutical company, from March 2016, as a member of the Board of Directors of Celgene from February 2016, and was appointed Chairman in 2018, until its acquisition by Bristol-Myers Squibb Company in November 2019. Previously, Mr. Alles served as Celgene’s President and Chief Operating Officer from August 2014 to February 2016 and as its Chief Commercial Officer and Executive Vice President, Hematology & Oncology from December 2012 to July 2014. Mr. Alles joined Celgene in April 2004. Before joining Celgene, he served in senior commercial management roles at Aventis Pharmaceuticals Inc. (Rhône-Poulenc Rorer) from 1993 to 2004. Mr. Alles currently serves as a member of the Board of Directors for Antengene Corporation Limited, and Syros Pharmaceuticals, Inc., each public biopharmaceutical companies, and BioMarin Pharmaceutical Inc., a public biotechnology company. Mr. Alles received B.S. degree from Lock Haven University of Pennsylvania and served as a Captain in the United States Marine Corps.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Alles’ extensive executive experience and his experience serving on the Board of Directors of multiple companies provide him with the qualifications and skills to serve on the Board.

Barbara W. Bodem, 54, has served on our Board of Directors since March 2021. Ms. Bodem served as Senior Vice President and Chief Financial Officer of Hill-rom Holdings, Inc., a public medical technology company. Prior to that, Ms. Bodem served as Senior Vice President, Finance at Mallinckrodt plc, a public pharmaceutical company from October 2015 to November 2018. Earlier in her career, Ms. Bodem served as Vice President, Global Commercial Finance at Hospira Inc., and at Eli Lilly and Company, where she held a variety of Finance roles in the United States and the United Kingdom, including serving as chief financial officer for Lilly Oncology. Barbara serves as a member of the Board of Directors for Syneos Health, Inc. and Enovis Corporation, both public life science companies. Ms. Bodem previously served as a member of the Board of Directors of Invacare Corporation. She earned her B.S. in finance and M.B.A. from Indiana University.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Bodem’s extensive experience dealing with the operational and financial issues of biopharmaceutical companies provides her with the qualifications and skills to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2023 Annual Meeting

Athena Countouriotis, M.D., 50, joined us in May 2018 as Executive Vice President and Chief Medical Officer and was promoted to Chief Executive Officer and joined our Board of Directors in September 2018 and was appointed President in April 2019. Prior to joining us, Dr. Countouriotis was a Senior Vice President and Chief Medical Officer for Adverum Biotechnologies, Inc., a public biopharmaceutical company, from June 2017 to May 2018, and before that served as Senior Vice President, Chief Medical Officer of Halozyme Therapeutics, Inc., a public biopharmaceutical company, from January 2015 to May 2017. Dr. Countouriotis also served as Chief Medical Officer of Ambit Biosciences Corporation from February 2012 until Ambit’s acquisition by Daiichi Sankyo Company, in November 2014. Earlier in her career, Dr. Countouriotis led various clinical development organizations within Pfizer Inc. and Bristol-Myers Squibb Company for oncology therapeutics, including Sutent, Mylotarg, Bosulif and Sprycel. Dr. Countouriotis serves on the Board of Directors of Iovance Biotherapeutics, Inc., and Passage Bio, Inc., both public biopharmaceutical companies, and previously served on the Board of Directors of Trovagene, Inc. Dr. Countouriotis earned a Bachelor of Science degree from the University of California, Los Angeles, and an M.D. from Tufts University School of Medicine. She received her initial training in pediatrics at the University of California, Los Angeles, and additional training at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology/Oncology Program.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Countouriotis’ management experience in the biopharmaceuticals industry and her medical background provide her with the qualifications and skills to serve on our Board of Directors.

Patrick Machado, J.D., 58, has served on our Board of Directors since May 2019. Mr. Machado was a co-founder of Medivation, Inc., a biopharmaceutical company, and served as its chief business officer from 2009 to 2014 and as its chief financial officer from 2004 until his retirement in 2014. From 1998 to 2001, Mr. Machado worked with ProDuct Health, Inc., a medical device company, as senior vice president, chief financial officer and earlier as general counsel. Upon ProDuct Health’s acquisition by Cytyc Corporation, a diagnostic and medical device company, he served as a consultant to Cytyc to assist with transitional matters from 2001 to 2002. Earlier in his career, Mr. Machado worked for Morrison & Foerster LLP, an international law firm, and for the Massachusetts Supreme Judicial Court. Mr. Machado also serves as Chair of the Board of Directors of Adverum Biotechnologies, Inc. and as a member of the Board of Directors of Arcus Biosciences, Inc., Chimerix, Inc., Xenon Pharmaceuticals, Inc., and Roivant Sciences, Ltd (“Roivant”). On February 10, 2022, Mr. Machado informed Roivant that he does not intend to stand for re-election at Roivant’s 2022 annual meeting of stockholders and it is expected that Mr. Machado will conclude his board service with Roivant on or before June 30, 2022. Mr. Machado previously served on the Board of Directors of Endocyte, Inc., Inotek Pharmaceuticals Corporation (now Rocket Pharmaceuticals, Inc.), Axovant Sciences, Inc., SCYNEXIS, Inc. and Medivation, Inc. He received a B.A. in German and a B.S. in Economics from Santa Clara University and a J.D. from Harvard Law School.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Machado’s extensive experience dealing with the operational and financial issues of biopharmaceutical companies provide him with the qualifications and skills to serve on our Board of Directors.

Garry Nicholson, 67, has served on our Board of Directors since January 2020 and served as interim Chair of the Board of Directors from March 2021 to May 2021. Mr. Nicholson has more than 30 years of pharmaceutical and biotech oncology experience. From August 2015 to October 2016 he served as President and Chief Executive Officer of XTuit Pharmaceuticals, Inc., where he was also a member of the Board of Directors. Mr. Nicholson joined Pfizer, Inc., in May 2008 to lead the global oncology franchise, finishing his career there as President, Pfizer Oncology in April 2015. During his tenure at Pfizer, Mr. Nicholson served on the Board of Directors of the Pfizer Foundation and was a member of the company’s Portfolio, Strategy and Investment Committee, which set corporate research and development priorities and investment strategy. Prior to joining Pfizer, Mr. Nicholson worked at Eli Lilly where he held roles of increasing responsibility, most recently as the Global Oncology Platform Leader. Mr. Nicholson currently serves as Chair of the Board of Directors of G1 Therapeutics, Inc. and NextCure, Inc., all public biopharmaceutical companies. Mr. Nicholson was a member of the Board of Directors of Five Prime Therapeutics, Inc., which was a public company until it was acquired by Amgen, and he previously served as a member of the Board of Directors of Tesaro, Inc., which was a public company until it was acquired by GlaxoSmithKline plc. Mr. Nicholson received a B.S. in Pharmacy from the University of North Carolina at Chapel Hill and an M.B.A. from the University of South Carolina.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Nicholson’s experience serving in executive positions with public and private biopharmaceutical companies and on the Board of Directors of public companies provide him with the qualifications and skills to serve on our Board of Directors.

Directors Continuing in Office Until the 2024 Annual Meeting

Simeon J. George, M.D., M.B.A., 45, has served on our Board of Directors since May 2017. Dr. George joined S.R. One Limited, an indirect, wholly owned subsidiary of GlaxoSmithKline PLC, in 2007 as an Associate and became a Partner in 2010. Since February 2019 Dr. George has served as the Chief Executive Officer of S.R. One. From 2006 to 2007, Dr. George was a consultant at Bain & Company and in 2003 and 2004 he was an investment banker at Merrill Lynch and Goldman Sachs. In addition to our Board of Directors, Dr. George is currently a director of CRISPR Therapeutics, Inc., Design Therapeutics, Inc., and Nkarta Therapeutics, Inc., all public biopharmaceutical companies, and also serves as a director on several private healthcare company boards. Dr. George was previously a director of Principia Biopharma, Inc., Progyny, Inc., Genocea Biosciences, Inc., HTG Molecular Diagnostics, Inc., and Semprus BioSciences Corporation (acquired by Teleflex). Dr. George received his B.A. in Neuroscience from Johns Hopkins University, where he graduated Phi Beta Kappa. Dr. George received an M.D. from the University of Pennsylvania School of Medicine, and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. George’s experience in the biopharmaceutical industry, as well as his experience serving on the Board of Directors of multiple companies in the biopharmaceutical industry, qualifies him to serve on our Board of Directors.

Carol Gallagher, Pharm.D., 57, has served on our Board of Directors since July 2019. She is a director of Atara Biotherapeutics, Inc., a public biopharmaceutical companies, and a director of Frazier Life Sciences Acquisition Corporation, a special purpose acquisition corporation. Since 2014, Dr. Gallagher has served as a partner with New Enterprise Associates, a venture capital firm and she currently serves as a venture partner in a part-time role. Dr. Gallagher served as Chairperson of Millendo Therapeutics, Inc. until its merger with Tempest Therapeutics in 2021 and was a Director at Annexon Bioscience, Inc and Metacrine until 2021. She also currently serves as a director on several private, healthcare company boards. From 2011 until 2018, she was a director at AnaptysBio, Inc. and she also served as a director of several private boards prior to joining New Enterprise Associates. Dr. Gallagher served as a venture partner with Frazier Healthcare Partners from October 2013 to July 2014. Dr. Gallagher served as President and CEO of Calistoga Pharmaceuticals, Inc. from September 2008 until April 2011 when the company was acquired by Gilead Sciences, Inc. From 2007 to 2008, Dr. Gallagher served as president and CEO of Metastatix, Inc, a biopharmaceutical company. Prior to that time, starting in 1989, she served in various roles at pharmaceutical companies Eli Lilly and Company, Amgen Inc., Agouron Pharmaceuticals, Inc., Pfizer Inc., Biogen Idec Inc., CancerVax Corporation and Anadys Pharmaceuticals, Inc. She studied chemistry at Vanderbilt University and attained her B.S. and Doctor of Pharmacy degrees from the University of Kentucky.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Gallagher’s extensive experience and her service as a director of other biopharmaceutical companies qualifies her to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors of such company. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent auditors, the Board of Directors has affirmatively determined that all of our directors, other than Dr. Countouriotis, are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with our company.

Board Leadership Structure

Mr. Alles currently serves as the Chair of our Board of Directors. Our Chair has the authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, our Chair has substantial ability to shape the work of our Board of Directors. We believe that separation of the positions of Chair and Chief Executive Officer reinforces the independence of our Board of Directors in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board of Directors. The chair of each committee is expected to report annually to our Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Board Qualifications

Experience and Expertise: Our Board of Directors is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the Board of Directors is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the following chart.

Attributes, Experience and Skills	Mark J. Alles	Barbara Bodem	Carol Gallagher, Pharm.D.	Simeon J. George, M.D., M.B.A.	Patrick Machado, JD	Garry Nicholson	Athena Countouriotis, M.D.
Financial	X	X	X	X	X
Mergers & Acquisitions	X	X	X	X	X	X	X
Scientific Research	X		X
Drug Development	X		X	X	X	X	X
Drug Commercialization	X		X			X
Operations	X	X	X		X		X
Other Public Company Board Service	X	X	X	X	X	X	X

Character: Our Board of Directors believes that Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the Company, our stockholders, and other constituencies.

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our seven directors range in age from 45 to 67. The following matrix provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of April 29, 2022)
Total Number of Directors	7

	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	1

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Turning Point Therapeutics, Inc. at 10628 Science Center Drive, Suite 200, San Diego, CA 92121. Each communication must set forth: the name and address of the stockholder on whose behalf the communication is sent and the number of our shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Communications determined by our Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.tptherapeutics.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or our directors, we will promptly disclose the nature of the amendment or waiver on our website.

Role of the Board of Directors in Risk Oversight

One of our Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through the various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Audit Committee responsibilities also include oversight of cybersecurity risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board of Directors as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible. While the Board of Directors oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board of Directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of our business and affairs, supports this approach.

Meetings of the Board of Directors

The Board of Directors held seven meetings and acted by unanimous written consent without a meeting seven times during 2021. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member, respectively.

Information Regarding Committees of the Board of Directors

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Corporate Strategy Committee (which was established in February 2022). The following table provides current membership and meeting information for fiscal 2021 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance		Corporate Strategy
Mark J. Alles (1)			X				X
Barbara W. Bodem (2)**	X	*	X
Jacob M. Chacko, M.D., M.B.A (3)
Athena Countouriotis, M.D.
Carol Gallagher, Pharm.D. (4)					X	*	X
Simeon J. George, M.D., M.B.A (5)					X
Sheila Gujrathi, M.D. (6)
Patrick Machado, J.D.	X		X	*
Garry Nicholson (7)	X				X		X	*
Total meetings in fiscal 2021	4		6		5		0

*	Committee Chairperson
**	Financial Expert, as defined by section 407 of the Sarbanes-Oxley Act of 2002
(1)	Mr. Alles became a member and Chair of the Board of Directors and a member of the Compensation Committee in June 2021, and a member of the Corporate Strategy Committee in February 2022.
(2)	Ms. Bodem became a member of the Board of Directors and a member and Chair of the Audit Committee in March 2021, and a member of the Compensation Committee in June 2021.
(3)	Dr. Chacko served as a member of the Board of Directors, as a member and Chair of the Audit Committee and as a member of the Compensation Committee until March 2021.
(4)	Dr. Gallagher became a member of the Corporate Strategy Committee in February 2022.
(5)	Dr. George served as a member of the Audit Committee until June 2021.
(6)	Dr. Gujrathi served as a member and Chair of the Board of Directors until March 2021.
(7)

Mr. Nicholson became a member of the Audit Committee in June 2021, served as interim Chair of our Board of Directors from March 2021 to June 2021, served as a member of the Compensation Committee until June 2021 and became a member of the Corporate Strategy Committee in February 2022.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions which include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing the adequacy of our code of business conduct and ethics;

•

reviewing (i) our major financial risk exposures, including the guidelines and policies to govern the process by which financial risk assessment and financial risk management are implemented and (ii) management risks relating to data privacy, technology and information security, including cyber security and back-up of information systems, and the steps we have taken to monitor and control such exposures;

•	reviewing on a periodic basis our investment policy;

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter; and

•	overseeing our compliance programs.

The current members of the Audit Committee are Ms. Bodem, Mr. Machado and Mr. Nicholson, with Ms. Bodem serving as the chair. The Audit Committee met four times during 2021. Our Board of Directors has determined that each member of the Audit Committee is an independent director under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our Board of Directors has determined that Ms. Bodem qualifies as an Audit Committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board of Directors has considered Ms. Bodem’s formal education and the nature and scope of her experience with public companies. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The Audit Committee charter can be found on our website at www.tptherapeutics.com in the Corporate Governance section.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Audit Committee
Barbara W. Bodem, Chair
Patrick Machado, J.D.
Garry Nicholson

Compensation Committee

Our Compensation Committee currently consists of Mr. Machado, Mr. Alles and Ms. Bodem, with Mr. Machado serving as the chair. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements. The Compensation Committee met six times and acted by unanimous written consent without a meeting three times during 2021. The Compensation Committee has a charter that is reviewed and updated annually, or as may be warranted from time to time. The functions of the Compensation Committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•

reviewing and making recommendations to the full Board of Directors regarding the compensation and other terms of employment of our Chief Executive Officer and reviewing, determining and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our other executive officers;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•

establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	overseeing engagement with our stockholders and proxy advisory firms on executive compensation matters;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Typically, we will plan for the Compensation Committee to meet quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority, in its sole discretion, to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The Compensation Committee or the Board of Directors upon recommendation from the Compensation Committee, makes the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Board of Directors upon recommendation from the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Our Compensation Committee enlists the services of a third-party company to conduct an analysis of our compensation practices compared with current market practices. For 2021, our Compensation Committee engaged the services of Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to conduct a review and analysis of our executive and director compensation compared with current market practices and a peer group of companies, to be used for setting 2021 executive and director compensation levels. Aon reports directly to the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of Aon according to the six factors mandated by SEC and Nasdaq listing standards. After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Aon did not raise any conflict of interest and did not adversely affect Aon’s independence.

Aon’s review, which consisted of an analysis of our compensation practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Aon. The specific determination of the Compensation Committee and the Board of Directors with respect to executive compensation for 2021 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

The Compensation Committee charter can be found on our website at www.tptherapeutics.com in the Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee currently consists of Mr. Machado, Mr. Alles and Ms. Bodem. Dr. Chacko served as a member of our Compensation Committee until March 2021 and Mr. Nicholson served as a member of our Compensation Committee until June 2021. None of the members of our Compensation Committee during 2021 had at any time been our officer or employee. None of the members of our Compensation Committee during 2021 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the Board of Directors or the Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Dr. Gallagher, Dr. George and Mr. Nicholson. Dr. Gallagher serves as the chair of our Nominating and Corporate Governance committee. Our Board of Directors has determined that each of the members of this committee satisfies the Nasdaq independence requirements. The Nominating and Corporate Governance Committee met five times and acted by unanimous written consent without a meeting once during 2021. The Nominating and Corporate Governance Committee has a charter that is reviewed and updated annually, or as may be warranted from time to time. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•	evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•

developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and assessing on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Any search firm retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board of Directors will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s area of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 10628 Science Center Drive, Suite 200, San Diego CA 92121, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder and the nominee as of the date of the submission; (3) the full name, age, business address and residence address of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Corporate Governance Committee charter can be found on our website at www.tptherapeutics.com in the Corporate Governance section.

Corporate Strategy Committee

Our Corporate Strategy Committee currently consists of Mr. Alles, Dr. Gallagher and Mr. Nicholson, with Mr. Nicholson serving as the chair. The purpose of the Corporate Strategy Committee is to assist our Board of Directors in fulfilling our Board of Directors’ responsibilities to (1) oversee our business development strategic planning, and (2) review and evaluate any of our specific strategic initiatives, including the risks and opportunities relating to such initiatives. The Corporate Strategy Committee charter can be found on our website at www.tptherapeutics.com in the Corporate Governance section.

The Corporate Strategy Committee charter can be found on our website at www.tptherapeutics.com in the Corporate Governance section.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules, commonly referred to as a “say-on-pay vote”.

At the 2021 Annual Meeting of Stockholders, the Company’s stockholders indicated their preference that the Company solicit a say-on-pay vote every year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking its stockholders to approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Principal Accountant Fees and Services

The following table shows the aggregate fees for services provided for the fiscal years ended December 31, 2021 and 2020, by Ernst & Young LLP, our independent registered public accounting firm for those periods. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$839,458	$1,004,240
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees:	$839,458	$1,004,240

(1)

Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements and review of our registration statements and related issuances of consents, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

In connection with the audit of the 2021 financial statements, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms under which Ernst & Young LLP performed audit services for us.

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve the audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee has adopted a policy and procedures for the pre-approval of such audit and non-audit services. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide such service. The pre-approval authority may be delegated to one or more of the Audit Committee’s members, but any pre-approval decisions must be reported to the full Audit Committee at its next scheduled meeting. Pursuant to the policy, the Audit Committee has delegated pre-approval authority to its Chair.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 31, 2022.

Name	Age	Position(s)
Athena Countouriotis, M.D.	50	President and Chief Executive Officer
Paolo Tombesi	58	Executive Vice President and Chief Financial Officer
Mohammad Hirmand, M.D.	52	Executive Vice President and Chief Medical Officer
Andrew Partridge	53	Executive Vice President and Chief Commercial Officer
Brian Sun, M.S., J.D.(1)	38	Senior Vice President and General Counsel

(1)	Mr. Sun joined us on April 11, 2022.

The following is biographical information for our executive officers other than Dr. Countouriotis, whose biographical information is included under Proposal 1.

Paolo Tombesi has served as our Executive Vice President and Chief Financial Officer since July 2021. Previously, Mr. Tombesi served as Chief Financial Officer of Epizyme, Inc., a public biopharmaceutical company from August 2019 to June 2021. Prior to Epizyme, Mr. Tombesi served as the Chief Financial Officer for Insmed Incorporated, a global biopharmaceutical company, from June 2017 to June 2019. Previously, Mr. Tombesi was Chief Financial and Administrative Officer of Novartis Pharmaceuticals Corporation, a U.S. subsidiary of multinational pharmaceutical company Novartis AG, or Novartis, a position he held from December 2014 through May 2017. Mr. Tombesi was Managing Director and Chief Financial Officer of Novartis Pharma K.K., a Japanese subsidiary of Novartis, from April 2009 to November 2014 and held various finance roles at Novartis from September 2006 to March 2009. Mr. Tombesi held several finance director positions at Bristol-Myers Squibb, a multinational biopharmaceutical company, from 1996 to 2006, and various positions in consumer goods at Unilever NV and Johnson & Johnson from 1988 to 1996. Mr. Tombesi holds a B.Ed. in Business and Managerial Economics from Sapienza Università di Roma and a B.A. in Accounting from Duca degli Abruzzi Roma.

Mohammad Hirmand, M.D. has served as our Executive Vice President and Chief Medical Officer since December 2019. Previously Dr. Hirmand served as Chief Medical Officer of Peloton Therapeutics, Inc., a biopharmaceutical company, from May 2017 to November 2019. Prior to that, he served in various roles at Medivation, Inc., a biopharmaceutical company, from 2007 to March 2017, including as Chief Medical Officer at the time of the acquisition by Pfizer, Inc. in 2016. Prior to Dr. Hirmand’s tenure at Medivation, he served in clinical development roles of increasing responsibility at Nuvelo, Inc. (now ARCA Biopharma, Inc.), SuperGen, Inc. (now Astex Pharmaceuticals, Inc.), Tularik, Inc. and Theravance Biopharma, Inc. Dr. Hirmand received his M.D. from Harvard Medical School and his B.A. in Biological Sciences and Economics from Cornell University.

Andrew Partridge has served as our Executive Vice President and Chief Commercial Officer since July 2020. Previously, Mr. Partridge served as Chief Commercial Officer of Centrexion Therapeutics, a privately held biopharmaceutical company from November 2018 to June 2020 and also as Chief Operating Officer from March 2020 to June 2020. Prior to that, Mr. Partridge served for five years at Vertex Pharmaceuticals, Inc., most recently as Senior Vice President and Head of North American commercial operations from 2014 to November 2018, where he built the team to successfully launch multiple cystic fibrosis therapies and new indications, and had overall responsibility across the United States and Canada for marketing, sales, market access and patient services and led the cross-functional North American leadership team that included medical affairs, finance, legal and human resources. In the preceding 20 years, Mr. Partridge served in sales and marketing roles of increasing responsibility with Schering-Plough Corporation, F. Hoffmann-La Roche AG and Amgen Inc. Mr. Partridge earned a Higher National Diploma in Medical Laboratory Sciences from Birmingham City University in the United Kingdom.

Brian Sun, M.S., J.D. has served as our Senior Vice President and General Counsel since April 2022. Previously, Mr. Sun served as Senior Vice President, General Counsel and Corporate Secretary at Sorrento Therapeutics, Inc., a public biopharmaceutical company, from June 2020 to April 2022 and also as Vice President, Associate General Counsel and Chief IP Counsel from August 2018 to June 2020. Prior to that, he served as Director of Intellectual Property at Prometheus Laboratories, Inc., a privately held pharmaceutical company owned by Nestlé Health Science S.A, from December 2017 to August 2018. Prior to serving at Prometheus Laboratories, Inc. Mr. Sun served as Director, IP Counsel at Hologic, Inc., a public biotechnology company, from June 2014 to December 2017. Previously, Mr. Sun worked in private practice at Foley & Lardner LLP, serving clients in the life sciences sector. Mr. Sun received his J.D. from the University of San Diego School of Law, his M.S. in Biotechnology from Johns Hopkins University, and his B.A. in Molecular and Cell Biology from the University of California, Berkeley.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2022, by: (i) each of our directors; (ii) each of our Named Executive Officers in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.

The following table is based upon information supplied by officers, directors and principal stockholders, Schedules 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 49,627,408 shares outstanding on March 15, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for the following stockholders is c/o Turning Point Therapeutics, Inc., 10628 Science Center Drive, Suite 200, San Diego CA 92121.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Wellington Management Group, LLP(1)	4,009,654	8.1%
The Vanguard Group, Inc.(2)	3,877,339	7.8%
T Rowe Price Group Inc(3)	3,811,568	7.7%
BlackRock, Inc.(4)	3,783,325	7.6%
Cormorant Asset Management, LP(5)	3,025,000	6.1%
State Street Global Advisors (US)(6)	2,504,518	5.0%
Named Executive Officers and Directors:
Athena Countouriotis, M.D.(7)	1,597,055	3.2%
Paolo Tombesi(8)	33,545	*
Mohammad Hirmand, M.D.(9)	152,471	*
Siegfried Reich, Ph.D.(10)	60,790	*
Annette North(11)	162,910	*
Yi Larson	—	*
Brian Baker, M.S, C.P.A(12)	4,450	*
Mark J. Alles(13)	7,194	*
Patrick Machado(14)	38,500	*
Simeon J. George, M.D., M.B.A(15)	2,277,160	4.6%
Barbara W. Bodem(16)	5,414	*
Garry Nicholson(17)	17,550	*
Carol Gallagher, Pharm.D(18)	36,000	*
All current executive officers and directors as a group (11 persons)(19)	4,268,390	8.6%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of March 15, 2022, whether through the exercise, settlement or conversion of any stock option, restricted stock units (“RSUs”), performance stock units (“PSUs”), convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(1)

Based on a Schedule 13G filed with the SEC on February 4, 2022, as of December 31, 2021, Wellington Management Group, LLP beneficially owned 4,009,654 shares of common stock. The address of Wellington Management Company LLP is: 280 Congress Street, Boston, MA 02210.

(2)

Based on a Schedule 13G/A filed with the SEC on February 10, 2022, as of December 31, 2021, The Vanguard Group, Inc. beneficially owned 3,877,339 shares of common stock. The address of The Vanguard Group is: 100 Vanguard Blvd. Malvern, PA 19355.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2022, as of December 31, 2021, T. Rowe Price Associates, Inc. beneficially owned 3,811,568 shares of common stock. The address of T. Rowe Price Associates, Inc. is: 100 E. Pratt Street, Baltimore, MD 21202.

(4)

Based on a Schedule 13G/A filed with the SEC on February 3, 2022, as of December 31, 2021, Blackrock, Inc. beneficially owned 3,783,325 shares of common stock. The address of Blackrock, Inc. is: 55 East 52nd Street New York, NY 10055.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2022, as of December 31, 2021, Cormorant Asset Management, LP beneficially owned 3,025,000 shares of common stock. The address of Cormorant Asset Management, LP is: 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(6)

State Street Global Advisors (US) beneficially owned 2,504,518 shares of common stock. The address of State Street Global Advisors is: 1981 McGill College Avenue, Suite 500, Montreal, Quebec A8 H3A 3A8.

(7)

Consists of (i) 110,330 shares of common stock and (ii) 1,486,725 shares of common stock that Dr. Countouriotis has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.

(8)

Consists of (i) 29,883 shares of common stock and (ii) 3,662 shares of common stock that Mr. Tombesi has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.

(9)

Consists of (i) 40,821 shares of common stock and (ii) 111,650 shares of common stock that Dr. Hirmand has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.

(10)

Consists of (i) 17,015 shares of common stock and (ii) 43,775 shares of common stock that Dr. Reich has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.

(11)

Consists of (i) 27,979 shares of common stock and (ii) 134,931 shares of common stock that Ms. North has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.

(12)	Consists of 4,450 shares of common stock.
(13)	Consists of (i) 2,000 shares of common stock and (ii) 5,194 shares of common stock that Mr. Alles has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.
(14)	Consists of 38,500 shares of common stock that Mr. Machado has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.
(15)

Consists of (i) 2,253,660 shares of common stock held by S.R. One, Limited and/or its affiliated funds and (ii) 23,500 shares of common stock that Dr. George has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options. Dr. George is a Partner at S.R. One, Limited.

(16)	Consists of 5,414 shares of common stock that Ms. Bodem has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.
(17)	Consists of 17,550 shares of common stock that Mr. Nicholson has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.
(18)	Consists of 36,000 shares of common stock that Dr. Gallagher has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options.
(19)

Consists of (i) the shares described in Notes (7) through (9) and (13) through (18) above, (ii) 38,361 shares of common stock held by Andrew Partridge, our Executive Vice President and Chief Commercial Officer, and (iii) 65,140 shares of common stock that Mr. Partridge has the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options. Mr. Sun joined us on April 11, 2022 but does not have beneficial ownership as determined in accordance with SEC rules over any shares of common stock as of March 15, 2022.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our 2021 executive compensation program and includes discussion and background information regarding the compensation of the current and former executive officers identified below. We refer to these executives collectively as our “named executive officers” or “NEOs”. This CD&A is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.

The following executive officers are our Named Executive Officers for 2021:

Name	Title
Athena Countouriotis, M.D.	President and Chief Executive Officer
Paolo Tombesi	Executive Vice President and Chief Financial Officer
Mohammad Hirmand, M.D.	Executive Vice President and Chief Medical Officer
Siegfried Reich, Ph.D.	Former Executive Vice President and Chief Scientific Officer (1)
Annette North	Former Executive Vice President, General Counsel and Secretary (2)
Yi Larson	Former Executive Vice President and Chief Financial Officer (3)
Brian Baker, M.S., C.P.A.	Former Senior Vice President, Finance and Administration(4)

(1)	Dr. Reich resigned as our Executive Vice President and Chief Scientific Officer in March 2022.
(2)	Ms. North retired as our Executive Vice President, General Counsel and Secretary in March 2022.
(3)	Ms. Larson resigned as our Chief Financial Officer in March 2021.
(4)	Mr. Baker resigned as our Senior Vice President, Finance and Administration in May 2021. Mr. Baker served as our principal financial officer from March 2021 to May 2021.

Executive Summary

2021 Business Highlights

During 2021 we achieved several important business milestones, including, but not limited to, the following:

•	Second Breakthrough Therapy Designation and fourth U.S. Food and Drug Administration (“FDA”) Fast Track Designation granted for lead drug candidate, repotrectinib

•	Activated global sites, enrolled patients and reported updated interim data from all cohorts of the registrational TRIDENT-1 study

•	Reached target enrollment of the ROS1+ TKI-naïve NSCLC cohort (EXP-1) of the TRIDENT-1 study

•	Received FDA feedback to potentially accelerate repotrectinib development timelines

•	Advanced our combination strategy in KRAS tumors with the initiation of the TRIDENT-2 study

•	Reported updated preliminary data from our SHIELD-1 Phase 1 study of elzovantinib, our MET/SRC/CSF1R inhibitor drug candidate

•	Completed a partnership agreement with Zai Lab (Shanghai) Co, Ltd., to develop and potentially commercialize elzovantinib in Greater China

•	Completed a clinical collaboration agreement with EQRx, Inc. to evaluate elzovantinib in combination with aumolertinib, EQRx’s EGFR inhibitor drug candidate

•

Reported early, interim data from the Phase 1 portion of our SWORD-1 study of TPX-0046, our RET inhibitor drug candidate and progressed our fourth drug candidate, TPX-0131, with the initiation of the FORGE-1 clinical study

•	Progressed our earlier stage discovery efforts, including our most advanced programs targeting KRAS G12D and the p21 activated kinase, or “PAK” family

•

During 2021, in response to the spread of COVID-19 and state and local orders, we limited the number of staff working at our facilities and increased our communication with staff, clinical trial sites, suppliers and manufacturing organizations

We believe the achievements highlighted above were a result of exceptional leadership and employee diligence despite the challenges of the COVID-19 pandemic.

2021 Compensation Highlights

We continue to reward our NEOs with competitive compensation packages that directly align pay with performance. The caliber of our performance in the areas of research, clinical and regulatory milestones drive our compensation structure, specifically the degree to which NEOs are granted equity and earn bonuses. Our Compensation Committee regularly examines our compensation program both from a design and pay outcome perspective. In line with our strong growth in 2021, the Compensation Committee considered how our incentives provided appropriate levels of compensation considering our performance and growth stage. Key decisions include:

•

Annual Performance-based Bonuses – An annual bonus was paid to our CEO at 130% of target based on strong achievement of corporate goals that contained important pre-established research, clinical and regulatory milestones and stretch goals that were successfully met. Bonuses for our other NEOs were paid at levels ranging from 122% to 124% of target based on the same corporate goals and the inclusion of an individual performance component.

•

Long-term Equity Incentives – With respect to 2021 compensation decisions, our Compensation Committee and our Board of Directors focused on ensuring that a significant portion of the total compensation awarded to our named executive officers was performance-based and linked to meeting our long-term strategic plan to create long-term stockholder value. In addition to annual grants to NEOs, newly hired executives received equity grants at the commencement of their employment with the Company as part of negotiated employment agreements, as has been our practice. The Compensation Committee introduced RSUs to our long-term incentive mix for 2021 to provide a strong retention vehicle and to manage the shares available under our equity plan more efficiently. The Compensation Committee approved a mix of 75% stock options and 25% RSUs for 2021, based on the “fair value” used for financial accounting purposes. In addition, to further enhance the performance-based nature of our company-wide incentive programs, the Compensation Committee supplemented the 2021 annual grant of time-based equity awards to our executives, including our NEOs, with PSUs. The purpose of the PSU award is to focus the Company on advancing the Company’s lead drug candidates, repotrectinib and elzovantinib. The goals are considered stretch goals for the Company as the awards vest only if milestones are achieved earlier than originally anticipated.

Say-on-Pay and Stockholder Outreach

Our Compensation Committee monitors the results of the annual advisory ‘say-on-pay’ proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. After reviewing the results of the say-on-pay proposal related to our compensation program described in our proxy statement in 2021, in which over 81% of the shares were voted in favor of, and for which ISS recommended “FOR”, the Compensation Committee sought to discuss some concerns with our stockholders through an outreach.

We pay careful attention to feedback we receive from our stockholders about our executive compensation program. Continuing with the practice we began after our 2020 Annual Meeting, after the 2021 Annual Meeting, we engaged with our stockholders to better understand their perspective regarding our executive compensation program, including our decisions and disclosures, and other governance practices. During the fall of 2021 and early 2022, we contacted 20 of our largest stockholders representing approximately 80% of our shares outstanding to specifically request feedback on these matters. We engaged with approximately one quarter of these stockholders who expressed interest to provide feedback to us. Our Company was represented by senior leaders with responsibility for our legal and investor relations functions, and investor feedback was summarized and reviewed with the Compensation Committee of our board.

The feedback we received from our stockholders was positive regarding our compensation and governance practices including the introduction of PSUs and most stockholders specifically acknowledged our circumstances as a newly public and growth stage company. Certain investors offered feedback on our then-current disclosure and we have incorporated changes in this CD&A to provide additional information about our peer selection and incentive programs in response to those discussions.

We will continue to review our compensation practices in the context of our growth and performance as a public company. These conversations allowed us to gain insight and outside perspective on our executive compensation program and governance practices. This outreach supplemented our ongoing engagement with stockholders as part of our investor relations program, during which we are open to discuss any topic or issue raised by our stockholders, including, but not limited to, our business strategy, status of research and development programs, our executive compensation program and general corporate governance topics. Our Compensation Committee and Board of Directors value the opinions of our stockholders and seriously consider the voting results when making future executive compensation decisions.

Compensation Philosophy & Objectives

Our Compensation Committee believes that executive compensation should be linked to our overall performance and strategic success and stockholder returns. The objectives of our executive compensation policies are to:

•	Attract and retain highly qualified executives

•	Motivate and reward performance that supports achievement of our corporate goals

•	Align executive incentives with stockholder interests through the grant of long-term incentives

We believe our executive compensation program as developed and implemented, as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee, or the Board of Directors upon recommendation from the Compensation Committee, establishes the annual compensation, including salaries, bonuses and equity awards for our CEO and our executives. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the CEO, the Compensation Committee solicits and considers evaluations and recommendations by the CEO. In the case of the CEO, the evaluation of her performance is conducted by the Board of Directors upon recommendation from the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis, typically early in each fiscal year; however, decisions may occur later in the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Neither the Board nor the Compensation Committee delegates authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy for recommending to the Board the timing of equity awards to our executive officers; awards are generally approved at a meeting of the Compensation Committee and the Board in the first quarter of each year.

Role of CEO & Management

Our CEO provides the Compensation Committee with input and recommendations related to the compensation of our other NEOs. The CEO does not participate in, or be present during, any deliberations or determinations of the Compensation Committee or the Board of Directors regarding her compensation or individual performance objectives. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.

Use of Compensation Consultant

Our Compensation Committee enlists the services of a third-party consultant to conduct an analysis of our compensation practices compared with current market practices. Our Compensation Committee engaged the services of Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to conduct a review and analysis of our executive and director compensation compared with current market practices and a peer group of companies, to be used for setting 2021 executive and director compensation levels. Aon’s review, which consisted of an analysis of our compensation practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Aon. Aon reports directly to the Chair of the Compensation Committee.

The Compensation Committee has assessed the independence of Aon according to the six factors mandated by SEC and Nasdaq listing standards. After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Aon did not raise any conflict of interest and did not adversely affect Aon’s independence.

Peer Group

We use a peer group to provide a broad perspective on competitive pay levels and practices.

For our 2021 peer group, the Compensation Committee, with assistance from Aon, reviewed similar companies with respect to sector, stage of development and market capitalization. We pay particular attention to the market capitalization and select a peer group where our current market capitalization falls generally within the 40th to 60th percentile of the companies selected. The 2021 peer group was ultimately chosen based on these characteristics and others including:

•	Sector – U.S. based public Biotechnology/Pharmaceuticals organizations

•	Stage of Development – focus on companies in late-stage clinical trials and emerging commercial companies

•	Market Capitalization –$2.0B to $18.0B market capitalization range which was approximately 0.33x to 3x our market capitalization at the time the peer group was developed.

•	Size – companies with between 100 and 900 employees

•	Location – companies in Southern California and other biotech talent hubs

Based on the above market data, Aon compiled the following peer group of companies for 2021:

Allakos	Global Blood Therapeutics
Allogene Therapeutics	Iovance Biotherapeutics
Arena Pharmaceuticals	Kodiak Sciences
Arrowhead Pharmaceuticals	Kura Oncology
Biohaven Pharmaceutical	Mirati Therapeutics
Blueprint Medicines	MyoKardia
BridgeBio Pharma	Principia Biopharma
ChemoCentryx	Reata Pharmaceuticals
CRISPR Therapeutics	Springworks Therapeutics
Deciphera Pharmaceuticals	TG Therapeutics
Denali Therapeutics	Xencor
Fate Therapeutics

In light of the Company’s rapid growth, the Compensation Committee conducts regular review of peers to ensure that the underlying criteria for peer selection remains appropriate, ensuring that we consider companies that have profiles similar to us and removing companies that have been acquired in the interim.

Our Compensation Committee reviews the companies in our peer group at least annually, and sooner if changes in our company profile, such as a variation in our stock price up or down of more than 50% from the time the peer group was selected, merit it. Adjustments are made as necessary to ensure the peer group continues to properly reflect the market in which we compete for talent and to ensure the companies in the peer group remain appropriate. For purposes of executive compensation for 2022, our Compensation Committee examined our 2022 peer group in light of changes to our market capitalization, materially reducing the range to $1.5B to $10.0B. The remaining criteria are unchanged for 2022. In September 2021, our Compensation Committee approved the revised peer group, which we refer to as our 2022 peer group, consisting of the following companies:

Alector	IGM Biosciences
Allakos	Iovance Biotherapeutics
Allogene Therapeutics	Kodiak Sciences
Arcus Biosciences	Kura Oncology
Arena Pharmaceuticals	Mirati Therapeutics
Arrowhead Pharmaceuticals	NGM Biopharmaceuticals
Blueprint Medicines	Reata Pharmaceuticals
BridgeBio Pharma	Relay Therapeutics
Deciphera Pharmaceuticals	Springworks Therapeutics
Denali Therapeutics	TG Therapeutics
Fate Therapeutics	Xencor
Global Blood Therapeutics

As guidelines for our executives, we set target cash compensation, when considering salary and bonus potential and equity compensation, delivered through equity-based awards, after generally referencing the 50th percentile of compensation paid to executives within our compensation peer group. For 2021, we targeted time-based equity compensation for our executives at the 50th to 75th percentile of equity compensation paid to executives in our compensation peer group with the opportunity to deliver closer to market 75th to 90th percentile in overall long-term incentives based on performance, including the use of PSUs which is often reserved for companies at a more mature development stage and is not a common practice within the current peer group. While adding PSUs to our equity mix drove compensation higher than most peers, the Compensation Committee felt it was important to link equity compensation of our executives to key development milestones. This means more of the compensation to these individuals is “at risk” and subject to performance conditions over a long-term horizon tied to specific approvals under a fixed timeframe. Importantly, it should be noted that the PSUs are currently not “realizable” in that performance goals used were stretch goals with a high degree of difficulty to attain and none of these awards are expected to be achieved. In addition, while the 2021 corporate objectives must ultimately be achieved to enable achievement of the PSU performance goals, the PSU performance goals require substantial additional accomplishment on accelerated timeframes in order to be achieved. We believe that our emphasis on equity compensation serves to retain our executives and align their interests with those of our stockholders. We also believe that generally referencing the 50th percentile in setting salary and bonus compensation and the 50th or higher in setting equity compensation for our executives, appropriately reflects our position and performance.

We may deviate from setting actual compensation levels at these target levels with respect to our executives to reflect experience, performance levels, existing equity holdings, and market factors as deemed appropriate by the Compensation Committee or the Board of Directors. In any given year, the Compensation Committee may consider the experience and performance levels of our executives and other factors deemed appropriate and make a subjective determination that it would be appropriate for any NEO’s compensation elements or targeted total compensation and equity levels to deviate from the targeted percentile of the compensation paid to similarly situated officers employed by our peer companies.

Risk Assessment Concerning Compensation Practices and Policies

The Compensation Committee conducts a thorough risk assessment of the Company’s compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. To help with this assessment, Aon provided a detailed review of the Company’s compensation program and associated risks. The assessment focuses on the following areas of the Company’s practices and policies: philosophy and peer group development, total direct compensation, and benchmarking (level of pay and approach to setting pay), incentive plan risk, equity plan risk, change-in-control policies, plan re-evaluation to ensure business alignment, and investor risk and other policies. After completing this review, the Compensation Committee concluded the Company’s compensation programs are, on balance, consistent with market practice and do not present material risks to the Company.

Pay Components

The Compensation Committee has developed an executive compensation program that consists of three main components. The relative mix of these components is weighted more on incentives, particularly long-term incentives, rather than fixed compensation. The focus on incentive compensation ensures that the interests of our executives are aligned with those of our stockholders. Our compensation program is made up of the following three key compensation components:

Base Salary	Base salaries are fixed annual cash compensation established and reviewed annually with consideration for responsibilities, experience, market data and individual contributions. Base salaries provide a predictable level of cash compensation to our executives and are set to be competitive within our industry and are important in attracting and retaining talented executives.

Annual Performance- based Bonus

The annual performance-based bonus opportunity is a variable, cash incentive program. It is intended to motivate and reward our executives for the achievement of key strategic goals of the Company.

In 2021, our annual incentives were based on key, pre-defined corporate objectives, including stretch goals, and individual performance in the case of our NEOs other than the CEO whose annual bonus is determined solely based on corporate objectives.

Long-Term Equity Incentives

Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our top executive talent and promoting an ownership culture at the Company.

Equity awards are typically delivered as time-vested stock options. These awards are typically granted when an executive joins the Company and on an annual basis thereafter.

Beginning in 2021, a portion of our long-term incentives are in the form of RSUs. To further enhance the performance-based nature of our incentive programs the Compensation Committee also made a supplemental equity grant of PSUs to our NEOs and all full-time employees in early 2021.

We do not have a specific policy regarding the percentage allocation between short- and long-term, or fixed and variable, compensation elements. The balance between these components may change from year to year based on corporate strategy, company performance, market forces and company objectives, among other considerations, but consistent with our philosophy of paying for demonstrable performance, our executive compensation program emphasizes performance-based pay over fixed pay. For example, in 2021, our CEO and other NEOs had the following pay mix of performance pay (stock options, annual incentive pay, and PSUs) and fixed pay (salary and RSUs):

Overview of Compensation Program Governance

What We Do	What We Don’t Do
Pay for performance - structure a substantial portion of pay to be based on Company and individual performance	No excise tax or other gross ups on a change in control

Annual incentives are based on achievement of rigorous corporate and individual goals	No single trigger change in control benefits

Maintain a long-term strategic plan for equity compensation and avoid undue emphasis on short-term value	No repricing of stock options

Meaningful engagement with stakeholders	No guaranteed bonuses

Retain an independent compensation consultant	No retirement programs other than our 401(k) Plan

Review peer group and peer pay regularly as reference point	Hedging and pledging are prohibited

Maintain an independent compensation committee

Base Salary

Base salaries for our NEOs are initially established through arm’s-length negotiation at the time the executive is hired, considering such executive’s qualifications, experience, prior salary, the scope of his or her responsibilities, and competitive market compensation paid by other companies for similar positions within the industry. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels of compensation paid by our peer companies and after considering individual responsibilities, performance, and experience. In making decisions regarding salary increases, we draw upon the experience of members of our Compensation Committee with other companies. We also draw upon the expertise of our independent compensation consultant, who provides comparative compensation data from similar sized companies in our industry. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

For 2021, our Board of Directors approved increases to the base salaries of our named executive officers, in each case based on performance and evaluation of the third-party market compensation data and recommendations from Aon, as necessary to be competitive with our peer group. The 2021 base salary increases became effective on January 1, 2021, unless otherwise noted in footnotes.

Name	2020 Base Salary	2021 Base Salary	% Increase
Athena Countouriotis, M.D. (1)	$580,000	$650,700	12.2%
Paolo Tombesi (2)	$—	$470,000	—
Mohammad Hirmand, M.D. (3)	$430,000	$500,000	16.3%
Siegfried Reich, Ph.D.	$390,000	$417,000	6.9%
Annette North (4)	$400,000	$450,000	12.5%
Yi Larson	$450,000	$459,000	2.0%
Brian Baker, M.S., C.P.A. (5)	$290,000	$335,000	15.5%

(1)

We evaluated compensation in response to competitive market conditions and retention risk, determined pay for Dr. Countouriotis was below market and increased her base salary from $580,000 to $650,700 effective January 1, 2021

(2)	Mr. Tombesi was hired in July 2021
(3)

In September 2021, we evaluated compensation in response to competitive market conditions and retention risk, determined pay for Dr. Hirmand was below market and increased his base salary from $460,500 to $500,000 effective July 1, 2021

(4)

In September 2021, we evaluated compensation in response to competitive market conditions and retention risk, determined pay for Ms. North was below market and increased her base salary from $420,000 to $450,000 effective July 1, 2021

(5)

We evaluated compensation in response to competitive market conditions and retention risk, determined pay for Mr. Baker was below market and increased his base salary from $290,000 to $335,000 effective January 1, 2021

Annual Performance-Based Bonus

In addition to base salaries, our NEOs are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined corporate goals and individual goals and to reward our executives who significantly impact our corporate results.

Annual corporate goals are established by the Board of Directors at the beginning of each year to which they relate, taking into consideration the recommendations of the Compensation Committee. The annual performance-based bonus each NEO is eligible to receive is determined based on (i) the individual’s target bonus, as a percentage of base salary and (ii) achievement of corporate goals, as determined by the Compensation Committee. In 2021, for NEOs other than the CEO, a portion of the annual performance-based bonus was determined based on individual performance of the executive officer, which may be measured against any pre-established individual performance goals specified for any given year, which vary from NEO to NEO but typically include goals relating to executive leadership, scaling the NEO’s team’s organizational capabilities, and functional objectives related to the corporate goals, and/or a general individual performance assessment for such period. For 2021, the Compensation Committee set a mix of predefined corporate goals, based on the achievement of various research, clinical and regulatory milestones related to our clinical development programs, and individual goals based on the NEO’s performance and contributions. The corporate goals contain specific additional stretch goals that may further raise target bonus payouts by up to an additional 75% of target. For our NEOs the combined corporate goals comprise an 80% weighting and the individual goals comprise a 20% weighting. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage and percentage achievement of the respective corporate goals and individual performance objectives.

Each NEO has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below. These bonus targets were set by the Compensation Committee based on recommendations from our third-party compensation consultant as necessary to be competitive with the 50th percentile of our peer group:

Name	2021 Base Salary	2021 Target Bonus (% of base salary)	2021 Target Bonus ($)
Athena Countouriotis, M.D. (1)	$650,700	60%	$390,420
Paolo Tombesi	$470,000	42.5%	$199,750
Mohammad Hirmand, M.D. (2)	$500,000	42.5%	$212,500
Siegfried Reich, Ph.D. (2)	$417,000	42.5%	$177,225
Annette North (2)	$450,000	42.5%	$191,250
Yi Larson (2)	$459,000	42.5%	$195,075
Brian Baker, M.S., C.P.A.	$335,000	35%	$117,250

(1)	Dr. Countouriotis’ target bonus opportunity was increased from 50% to 60% in February 2021 in consideration of peer market practices, effective January 1, 2021.

(2)

Dr. Hirmand’s, Dr, Reich’s, Ms. North’s, and Ms. Larson’s target bonus opportunity was increased from 40% to 42.5% in February 2021 in consideration of peer market practices, effective January 1, 2021.

The extent to which each individual executive officer achieves his or her individual performance goals, if applicable, and his or her level of individual performance will be determined by the Compensation Committee based on our CEO’s review and recommendation to the Compensation Committee.

At the close of the applicable fiscal year, the Compensation Committee evaluates the degree to which the corporate goals were met, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year and makes a recommendation to the Board of Directors. The Board of Directors following this recommendation from the Compensation Committee approves the extent to which we achieved the corporate goals. The Compensation Committee or the Board of Directors may decide to pay bonuses to the executive officers even if the specified performance goals are not met, in recognition of the company’s performance throughout the year in meeting other objectives not contemplated at the beginning of the performance period. In making the final decision on the corporate goal achievement, the Compensation Committee also reviews the year-end financial results. In sum, the actual amount of bonus compensation that is earned by our NEOs is a subjective, discretionary, determination made by the Board of Directors. The Board of Directors believes that maintaining discretion to evaluate corporate performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties. Our Board of Directors may award a bonus in an amount above or below the amount resulting from the calculation described below, based on other factors that our Board of Directors determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original goals are set. Payouts of earned bonuses, if any, are generally made in the year following the year of performance.

The annual corporate performance goals are generally tied to achievement of research, clinical and regulatory milestones related to our clinical development programs. The Compensation Committee and our Board of Directors reviews the Company’s achievement of the corporate goals, including stretch goals, in their totality, considering the Company’s overall performance for the year.

Our corporate goals for 2021 and the relative weighting of each corporate goal were as follows:

•

Advance repotrectinib (including objectives related to advancement of the ongoing Phase 1/2 TRIDENT-1 clinical trial, data presentations, preparation for future potential regulatory submission and launch readiness activities) – weighted at 50%

•	Advance elzovantinib, TPX-0046 and TPX-0131 (including objectives related to clinical trial initiations, data presentations and an end-of-phase 1 meeting for elzovantinib) – weighted at 35%

•	Advance research programs – weighted at 7.5%

•

Organizational performance - including objectives related to maintaining and enhancing the Company culture while building personnel, processes and systems for commercial/launch readiness and expanded research and development activities – weighted at 7.5%

Our Board of Directors also established additional, or stretch, corporate goals weighted at up to an additional 75%, including achievement of more than one regulatory designation, accelerated timelines in certain of our clinical programs and entry into a collaboration.

In February 2022, our Compensation Committee and our Board of Directors reviewed our 2021 corporate goals and determined that the base corporate goals were achieved at 70% (out of the maximum of 100%) based on achievement of most objectives related to the advancement of the pipeline programs. Objectives that were not fully achieved were primarily related to extended timelines for some clinical trial activities. Stretch goals for 2021 were achieved at 60% (out of the maximum of 75%) based on the successful achievement of regulatory submission preparations, an enrollment target, three regulatory designations and the execution of a regional partnership and a clinical collaboration. Combined these achievements result in a corporate bonus payout of 130%. The individual component for our NEOs (other than the CEO) account for the other 20% of annual bonus payments and were achieved at 100% or 90%, depending on the individual. Overall, bonus payments ranged from 122% to 124% of an individual’s bonus target as outlined in the table below:

Name	2021 Target Bonus ($)	2021 Bonus Payout ($)	2021 Bonus Payout (% of bonus target)
Athena Countouriotis, M.D.	$390,420	$507,546	130%
Paolo Tombesi (1)	$199,750	$247,690	124%
Mohammad Hirmand, M.D.	$212,500	$263,500	124%
Siegfried Reich, Ph.D.	$177,225	$216,215	122%
Annette North	$191,250	$237,150	124%
Yi Larson(2)	$195,075	$-	-
Brian Baker, M.S., C.P.A. (3)	$117,250	$-	-

(1)	In accordance with the terms of Mr. Tombesi’s employment agreement, this bonus amount was not pro-rated based on his employment start date in July 2021
(2)	Ms. Larson was ineligible to receive a bonus payment due to the termination of her employment in March 2021
(3)	Mr. Baker was ineligible to receive a bonus payment due to the termination of his employment in May 2021

Long-term Incentive Program

Our long-term, equity-based incentive awards are designed to align the interests of our NEOs and our other employees, non-employee directors and consultants with the interests of our stockholders. Historically our equity award vesting has been tied to continued service over a period of several years following the date of grant. As such, our equity-based incentives also serve as a retention device for NEOs. We have historically provided initial equity-based incentive awards of stock options in connection with the commencement of employment of our NEOs as an inducement to commencement of employment and we award annual refresher equity-based incentive awards at or shortly following the end of each year, each of which are subject to vesting over a period of multiple years to facilitate retention. The stock option grants are intended to create a direct link between our NEO’s compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive will only receive value from the option grant if the value of our stock increases following the option grant date. We also believe that if our executives own shares of our common stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Our stock option awards are granted subject to vesting restrictions, so they are earned over a period of years during the executive officer’s continued service with us following the option grant date. We also believe that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management, and other employees at this critical point on our growth and both a newly public, pre-commercial stage company. In addition, our NEOs are eligible to receive PSUs focused on the goals of advancing the Company’s lead drug candidates, repotrectinib and elzovantinib. These goals are considered stretch goals for the Company as the awards vest only if milestones are achieved earlier than originally anticipated. For 2021, we introduced PSUs to our NEOs as shown in more detail in the chart below.

In February 2021, in connection with the annual compensation review, the Company granted stock options, RSUs, and PSUs to our NEOs. The size of the options grants to any individual is determined based on several factors including performance as well as the total number of shares available for grant under our Equity Incentive Plan, and the levels of equity compensation, both from the perspective of grant date values and as a percent of common shares outstanding, provided by our peer companies to their executives.

During 2021, the Compensation Committee approved the grant of options to purchase shares of our common stock and RSU awards to Mr. Tombesi in connection with the commencement of his employment with us. In determining the number of shares that should be subject to the option grants and RSU awards to Mr. Tombesi upon commencement of his employment with us, the Compensation Committee considered the levels of equity compensation provided by our peer companies to executives in a similar position, the total number of shares available for grant under our Equity Incentive Plan, and other factors deemed relevant by the Compensation Committee in negotiating the size and terms of the initial equity grant.

The following table summarizes the stock option, RSU and PSU award grants to our NEOs in 2021:

Name	2021 Stock Option Grant (# Shares)	RSU Award (# Shares)	PSU Award (# Shares)
Athena Countouriotis, M.D.	101,775	22,617	20,000
Paolo Tombesi(1)	61,200	13,600	6,000
Mohammad Hirmand, M.D.	29,175	6,483	8,000
Siegfried Reich, Ph.D.	17,303	3,845	8,000
Annette North	29,175	6,483	8,000
Yi Larson	20,775	4,617	8,000
Brian Baker, M.S., C.P.A.	6,675	3,108	4,500

(1)	Mr. Tombesi’s award of stock options, RSUs and PSUs were awarded as part of his hiring and were granted on July 26, 2021.

All of our stock option grants made to our NEOs vest monthly in equal increments over a four-year period subject to the NEO’s continued services with us (with the exception of Mr. Tombesi, whose initial stock option grant is subject to an one-year cliff and monthly vest thereafter), 25% of the RSUs granted vest on each of the first four anniversaries of the grant date, and the PSUs vest 25% upon the achievement of performance goal 1, 25 % vest upon the first anniversary of the achievement of performance goal 1, 25% vest upon the achievement of performance goal 2 and 25% vest upon the first anniversary of the achievement of performance goal 2, in each case as further described in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below. In addition, the employment agreements with our NEOs provide for accelerated vesting of their equity awards upon an involuntary termination (both termination without cause and resignation for good reason) that occurs in connection with a change of control transaction. The Compensation Committee believe these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of the Compensation Committee members and a review of peer group practices, and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our NEOs to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting provisions for our NEOs is discussed below under “Agreements with Named Executive Officers.”

Additional Compensation Policies and Practices

Perquisites, Health and Welfare Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as our other employees. We pay the premiums for term life insurance and disability insurance for all our employees, including our NEOs. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests. None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit, non-qualified defined contribution plans or defined benefit pension plans sponsored by us. We provide a 401(k) plan for all our eligible employees, including our NEOs, as described in the section below entitled “401(k) Plan.”

In addition, we provide only limited perquisites or personal benefits to our NEOs. For example, in connection with Mr. Tombesi’s commencement of employment, we agreed to provide temporary housing allowance and a one-time relocation assistance program as described in more detail below in the section entitled “Agreements with Named Executive Officers.”

Pursuant to the agreement, Dr. Hirmand is also entitled to a commuting allowance in connection with his commute to our San Diego, California office, of $4,000 per month, paid on a tax grossed-up basis.

During 2021 and in response to a specific threat, the Company provided a private security detail for our offices, as well as upgrades to the home security system for our CEO. The Company determined that the personal security for our offices was for the benefit of the Company given the specific threat, and we believe that the costs of this security program were appropriate and necessary.

401(k) Plan

All of our full-time employees in the United States, including our NEOs, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which is $19,500 for calendar year 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2021 may be up to an additional $6,500 above the statutory limit. In 2021, we made matching contributions into the 401(k) plan on behalf of participants, matching 100% of participant contributions up to 4% of eligible compensation up to an annual maximum of $11,600. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Employee Stock Purchase Program (ESPP)

Our executive officers, including our NEOs, are eligible to participate in our ESPP on the same basis as our other full-time employees. The ESPP permits eligible employees to set aside a portion of their compensation during offering periods that are generally two years long, with purchase periods generally every six months during each offering period, and use such contributions to purchase shares of our common stock at a purchase price equal to 85% of the lower of the fair market value of the shares on the first business day of the offering period or the last business day of the purchase period.

Compensation Recovery Policies

The Board of Directors and the Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated or found not to have been met to the extent originally believed by the Board of Directors or the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Anti-Hedging and Pledging Policy

Our Insider Trading policy expressly prohibits each of our directors, officers and employees from engaging in any speculative transaction designed to decrease the risks associated with holding our securities, including hedging or similar transactions. We also prohibit any pledging of our securities as collateral for loans and the holding of our securities in margin accounts.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

However, Section 162(m) provides a reliance period exception for corporations that became publicly held before December 20, 2019, pursuant to which the deduction limit under Section 162(m) does not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held, subject to certain requirements and limitations. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m). Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Accounting for Share-Based Compensation

We account for share-based compensation in accordance with the requirements of Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). This accounting treatment has not significantly affected our executive compensation decisions.

Report of the Compensation Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee Patrick Machado, J.D., Chair Mark J. Alles Barbara W. Bodem

SUMMARY COMPENSATION TABLE FOR FISCAL 2021, 2020 AND 2019

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation $		Total ($)
Athena Countouriotis, M.D.	2021	650,700		—		5,966,806	9,779,254	507,546	36,552	(3)	16,940,858
President and Chief Executive Officer	2020	580,000		—		—	14,131,423	539,400	11,400		15,262,223
	2019	543,912		—		—	2,141,297	429,896	11,200		3,126,305
Paolo Tombesi	2021	204,735	(4)	250,000	(5)	1,227,548	2,609,323	247,690	38,766	(6)	4,578,062
Executive Vice President and Chief Financial Officer		—		—		—	—	—	—		—
		—		—		—	—	—	—		—
Mohammad Hirmand, M.D.	2021	480,250		—		2,027,765	2,803,338	263,500	40,019	(7)	5,614,872
Chief Medical Officer	2020	421,102		—		—	—	247,680	21,592		690,374
	2019	33,750		—			6,856,889	—	5,755		6,896,394
Siegfried Reich, P.H.D.	2021	417,000		—		1,658,418	1,662,593	216,215	11,600	(3)	3,965,826
Executive Vice President and Chief Scientific Officer(8)	2020	325,000		—		—	5,227,485	187,097	—		5,739,582
		—		—		—	—	—	—		—
Annette North	2021	435,000		—		2,027,765	2,803,338	237,150	11,350	(3)	5,514,603
Former Executive Vice President and General Counsel(9)	2020	400,000		—		—	2,434,953	230,400	11,400		3,076,753
	2019	272,708		—		—	2,628,672	173,400	9,500		3,084,280
Yi Larson	2021	109,789		—		1,766,506	1,996,207	—	—		3,872,502
Former Executive Vice President and Chief Financial Officer(10)	2020	451,688		—		—	1,434,883	255,600	114,716		2,256,887
	2019	158,523		360,757		—	11,715,012	283,500	61,633		12,579,425
Brian Baker, M.S, C.P.A	2021	115,894		—		1,005,217	641,381	—	11,101		1,773,593
Former Senior Vice President, Finance and Administration(11)

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the awards computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by our Named Executive Officer upon the vesting, exercise, or the sale of the shares of common stock underlying such awards. For further information regarding such equity awards, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables and related footnotes below and “Long-term Incentive Program” in our “Compensation Discussion and Analysis” above. The grant date fair value of PSUs granted during 2021, assuming achievement of the maximum level of performance under the applicable performance conditions would have been as follows: $2,800,200, with respect to Dr. Countouriotis; $375,780, with respect to Mr. Tombesi; $1,120,080, with respect to Dr. Hirmand; $1,120,080, with respect to Dr. Reich; $1,120,080, with respect to Ms. North; $1,120,080, with respect to Ms. Larson; and $630,045, with respect to Mr. Baker

(2)	Amount represents annual performance-based cash bonuses earned in 2021, 2020 and 2019, which were paid in cash in February 2022, February 2021 and January 2020, respectively.
(3)

Amounts for 2021, 2020 and 2019 consist of our matching contributions to our 401(k) plan. These benefits are provided to the Named Executive Officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see above under “Compensation Discussion and Analysis—Additional Compensation Policies and Practices.” For 2021, the Company authorized the provision of home security services to our CEO in response to a specific threat. An expense of $7,310 was incurred for home security for Dr. Countouriotis. In addition, an expense of $17,642 was incurred for additional security detail.

(4)

Mr. Tombesi joined us as our Chief Financial Officer in July 2021 at an annual salary of $470,000. Amounts shown represent the compensation earned by Mr. Tombesi during 2021 from and after his July 26, 2021 start date.

(5)

Includes a $150,000 signing bonus that became earned and paid in July 2021 upon the commencement of his employment with the Company and a $100,000 relocation payment and paid in September 2021 and grossed up for applicable tax withholdings.

(6)

Includes the total monthly temporary housing allowance paid to Mr. Tombesi and grossed up for applicable tax withholdings. For more information regarding these benefits, see above under “Compensation Discussion and Analysis—Additional Compensation Policies and Practices- Perquisites, Health, Welfare and Retirement Benefits.”

(7)

Includes the total monthly commuting allowance paid to Dr. Hirmand and grossed up for applicable tax withholdings. For more information regarding these benefits, see above under “Compensation Discussion and Analysis—Additional Compensation Policies and Practices- Perquisites, Health, Welfare and Retirement Benefits.”

(8)	Dr. Reich resigned as our Executive Vice President and Chief Scientific Officer in March 2022.
(9)	Ms. North retired as our Executive Vice President, General Counsel and Secretary in March 2022.
(10)	Ms. Larson resigned as our Chief Financial Officer in March 2021.

(11)	Mr. Baker resigned as our Senior Vice President, Finance and Administration in May 2021.

The elements of the compensation program for our Named Executive Officers include: base salary; an annual cash (non-equity) incentive plan bonus; long-term equity awards; certain health, welfare and 401(k) plan benefits and when determined necessary, limited perquisites. Our Named Executive Officers also have severance benefits in their respective employment agreements (see “Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change of Control” below).

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2021:

Name and principal position	Award Type	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($)	Target $	Maximum $
Athena Countouriotis, M.D.	Cash Bonus		—	390,420	683,235	—		—		—	—
	Option Grant	2/8/2021	—	—	—	—		101,775	(5)	140.01	9,779,254
	RSU Grant	2/8/2021	—	—	—	22,617	(7)	—		—	3,166,606
	PSU Grant	2/8/2021	—	—	—	20,000	(9)	—		—	2,800,200
Paolo Tombesi	Cash Bonus			199,750	319,600	—		—		—	—
	Option Grant	7/26/2021	—	—	—	—		61,200	(6)	62.63	2,609,323
	RSU Grant	7/26/2021	—	—	—	13,600	(7)	—		—	851,768
	PSU Grant	7/26/2021	—	—	—	6,000	(9)	—		—	375,780
Mohammad Hirmand	Cash Bonus		—	212,500	340,000	—		—		—	—
	Option Grant	2/8/2021	—	—	—	—		29,175	(5)	140.01	2,803,338
	RSU Grant	2/8/2021	—	—	—	6,483	(7)	—		—	907,685
	PSU Grant	2/8/2021	—	—	—	8,000	(9)	—		—	1,120,080
Siegfried Reich, Ph.D.	Cash Bonus		—	177,225	283,560	—		—		—	—
	Option Grant	2/8/2021	—	—	—	—		17,303	(5)	140.01	1,662,593
	RSU Grant	2/8/2021	—	—	—	3,845	(7)	—		—	538,338
	PSU Grant	2/8/2021	—	—	—	8,000	(9)	—		—	1,120,080
Annette North	Cash Bonus		—	191,250	306,000	—		—		—	—
	Option Grant	2/8/2021	—	—	—	—		29,175	(5)	140.01	2,803,338
	RSU Grant	2/8/2021	—	—	—	6,483	(7)	—		—	907,685
	PSU Grant	2/8/2021	—	—	—	8,000	(9)	—		—	1,120,080
Yi Larson	Cash Bonus		—	195,075	312,120	—		—		—	—
	Option Grant	2/8/2021	—	—	—	—		20,775	(5)	140.01	1,996,207
	RSU Grant	2/8/2021	—	—	—	4,617	(7)	—		—	646,426
	PSU Grant	2/8/2021	—	—	—	8,000	(9)	—		—	1,120,080
Brian Baker, M.S, C.P.A	Cash Bonus		—	117,250	187,600	—		—		—	—
	Option Grant	2/8/2021	—	—	—	—		6,675	(5)	140.01	641,381
	RSU Grant	2/8/2021	—	—	—	1,483	(7)	—		—	207,635
	RSU Grant	3/22/2021	—	—	—	1,625		—		—	167,538
	PSU Grant	2/8/2021	—	—	—	4,500	(9)	—		—	630,045

(1)

The amounts shown in the “Target” column reflect a percentage of such Named Executive Officer’s 2021 annual base salary as specified under “Compensation Discussion and Analysis—Annual Performance-Based Bonus” above and the amounts shown in the “Maximum” column are 175% (for Dr. Countouriotis) and 160% (for each of our other Named Executive Officers) of the respective target amounts. There is no minimum amount payable for a certain level of performance.

(2)	Option, RSU and PSU awards were granted under 2019 Equity Incentive Plan (the “2019 Plan”).
(3)	Stock options were granted with an exercise price equal to 100% of the fair market value on the date of grant.
(4)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the awards computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by our Named Executive Officer upon the vesting, exercise, or the sale of the shares of common stock underlying such awards.

(5)

1/48th of the shares vest monthly over the four years following the grant date. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(6)

25% of the shares vest on the one-year anniversary of the grant date and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(7)

25% of the shares vest on each anniversary of the grant date. In addition, the vesting of the awards accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(8)

33% of the shares vest on each anniversary of the grant date. In addition, the vesting of the awards accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(9)

PSUs vest as follows: (i) 25% will vest upon achievement of FDA approval of repotrectinib by 1Q 2023 (“Performance Goal #1”); (ii) 25% will vest upon the first anniversary of the achievement of Performance Goal #1; (iii) 25% will vest upon achievement of top line data of elzovantinib Phase 2 and pre-new drug application meeting by 4Q 2023 (“Performance Goal #2”); and (iv) 25% will vest upon the first anniversary of the achievement of Performance Goal #2. The fair value of PSUs is estimated based on the closing price of the Company’s common stock on the date of grant. The Company recognizes expense in proportion to the number of PSUs that are deemed probable of vesting, based on the Company’s evaluation of the respective performance-based criteria, at each reporting date. As of December 31, 2021, PSUs were not deemed probable of vesting.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Agreements with Named Executive Officers

We have entered into (i) employment agreements with our Named Executive Officers that provide for, among other things, certain base salary, target bonus and severance payments to our Named Executive Officers and (ii) a transition consulting agreement with Ms. North, each as follows:

Athena Countouriotis, M.D.

In September 2018, we entered into an executive employment agreement with Dr. Countouriotis, our President and Chief Executive Officer, which governs the current terms of her employment with us. Pursuant to the agreement, Dr. Countouriotis is entitled to an initial annual base salary of $530,000 (most recently increased to $691,700), is eligible to receive an annual discretionary performance bonus of up to 50% of her then-current base salary (most recently increased to 70%), as determined by our Board of Directors, and was given a $200,000 signing and retention bonus, as well as a $200,000 one-time stay bonus. Pursuant to the agreement, Dr. Countouriotis agreed to a one-year non-solicitation period in the event that her employment with us ends.

Paolo Tombesi

In June 2021, we entered into an executive employment agreement with Mr. Tombesi which became effective on the start of his employment with us in July 2021, which governs the current terms of his employment with us. Pursuant to the agreement, Mr. Tombesi is entitled to an initial annual base salary of $470,000 (most recently increased to $488,500), received a one-time sign-on bonus of $150,000, and is eligible to receive an annual discretionary performance bonus of up to 42.5% (not pro-rated for 2021) of his then-current base salary (most recently increased to 45%) based on the achievement of corporate and individual performance goals determined on an annual basis by our Board of Directors or our Compensation Committee. Mr. Tombesi receives a temporary housing allowance of $6,500 per month for 12 months, paid on a tax grossed-up basis, and also received a one-time relocation assistance payment of $100,000, paid on a tax gross-up basis. The sign-on bonus, housing allowance and relocation assistance payment are subject to repayment to the Company in the event Mr. Tombesi voluntarily terminates his employment without good reason or is terminated by the Company for cause within 36 months of his start date. In addition, pursuant to the agreement, in July 2021, we granted Mr. Tombesi an option to purchase 61,200 shares of common stock and 13,600 RSUs and 6,000 PSUs. Pursuant to the agreement, Mr. Tombesi agreed to a one-year non-solicitation period in the event that his employment with us ends.

Mohammad Hirmand, M.D.

In October 2019, we entered into an executive employment agreement with Dr. Hirmand which became effective on the start of his employment with us in December 2019. Pursuant to the agreement, Dr. Hirmand is entitled to an initial annual base salary of $405,000 (most recently increased to $525,000) and he is eligible to receive an annual discretionary bonus of up to 40% of his then-current base salary (most recently increased to 45%), based on the achievement of corporate and individual performance goals to be determined on an annual basis by our Board of Directors or our Compensation Committee. Pursuant to the agreement, Dr. Hirmand is also entitled to a commuting allowance in connection with his commute to our San Diego, California office, of $4,000 per month, paid on a tax grossed-up basis. Pursuant to the agreement, Dr. Hirmand agreed to a one-year non-solicitation period in the event that his employment with us ends.

Siegfried Reich, Ph.D.

In February 2020, we entered into an executive employment agreement with Dr. Reich, which governed the terms of his employment with us. Dr. Reich resigned as our Executive Vice President and Chief Scientific Officer in March 2022. Pursuant to the agreement, Dr. Reich was entitled to an initial annual base salary of $390,000 (most recently increased to $427,000) and was eligible to receive an annual discretionary bonus of up to 40% of his then-current base salary (most recently increased to 45%) based on the achievement of corporate and individual performance goals to be determined on an annual basis by our Board of Directors or our Compensation Committee. Pursuant to the agreement, Dr. Reich agreed to a one-year non-solicitation period following the resignation of his employment with us.

Annette North

In March 2019, we entered into an executive employment agreement with Ms. North, which governed the terms of her employment with us. Ms. North retired as our Executive Vice President, General Counsel and Secretary in March 2022. Pursuant to the agreement, Ms. North was entitled to an initial annual base salary of $385,000 (most recently increased to $467,000) and was eligible to receive an annual discretionary bonus of up to 40% of her then-current base salary (most recently increased to 45%) based on the achievement of corporate and individual performance goals to be determined on an annual basis by our Board of Directors or our Compensation Committee. Pursuant to the agreement, Ms. North agreed to a one-year non-solicitation period following her retirement from us.

In February 2022, we entered into a transition consulting agreement with Ms. North in connection with her retirement from the Company under which she agreed to serve as a consultant to the Company on a limited as-needed basis until June 30, 2022.

Yi Larson

In July 2019, we entered into an executive employment agreement with Ms. Larson which became effective on the start of her employment with us in August 2019, which governed the terms of her employment with us. Ms. Larson resigned as our Chief Financial Officer in March 2021. Pursuant to the agreement, Ms. Larson was entitled to an initial annual base salary of $450,000 (most recently increased to $459,000), received a one-time sign-on bonus of $150,000, and was eligible to receive an annual discretionary bonus of up to 40% of her then-current base salary (most recently increased to 42.5%) based on the achievement of corporate and individual performance goals determined on an annual basis by our Board of Directors or our Compensation Committee. Ms. Larson also received a temporary housing allowance of $10,000 per month for 12 months, paid on a tax grossed-up basis, and a one-time relocation assistance payment of $100,000 for relocation to San Diego, California, also paid on a tax grossed-up basis. As a result of Ms. Larson’s resignation in March 2021, Ms. Larson repaid the sign-on bonus, housing allowance and relocation assistance payment, together with the tax gross up payments. Pursuant to the agreement, Ms. Larson agreed to a one-year non-solicitation period following the resignation of her employment with us.

Brian Baker, M.S., C.P.A

In July 2017, we entered into an executive employment agreement with Mr. Baker, which governed the terms of his employment with us. Mr. Baker resigned as our Senior Vice President, Finance and Administration in May 2021. Pursuant to the agreement, Mr. Baker was entitled to an initial annual base salary of $220,000 (most recently increased to $335,000) and beginning in 2018 was eligible to receive an annual discretionary bonus of up to 25% of his then-current base salary (most recently increased to 35%) based on the achievement of corporate and individual performance goals to be determined on an annual basis by our Board of Directors or our Compensation Committee. Pursuant to the agreement, Mr. Baker agreed to a one-year non-solicitation period following the resignation of his employment with us.

CEO Pay Ratio

We employ a structured approach to the design and philosophy of our compensation and benefits programs ensuring they are similar broadly across our organization. Our pay, benefits and services are established based on competitive market data to retain, attract and incentivize our employees and support our pay-for performance philosophy. Our total compensation package includes market-competitive pay, an annual discretionary performance bonus tied to both corporate and personal achievement, broad-based stock grants, health care and 401(k) plan benefits, paid time off and family leave, among others.

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement and Methodology

We identified the median employee using our employee population on December 31, 2021 (including all employees, whether employed on a full-time or part-time basis). Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the total annual direct compensation of our employees. Specifically, we identified the median employee by aggregating for each employee as of December 31, 2021, (1) annual base pay, (2) annual cash incentive opportunity, and (3) the grant date fair value for equity awards granted as of December 31, 2021 for all active employees as of that date. After applying our CACM methodology, we identified two median employees. Due to anomalous compensation characteristics of our median employees as a new hire, we substituted an employee near the median whose compensation was viewed as more representative of our median employee. Once the median employee was identified, we calculated the median employee’s annual total direct compensation in accordance with the requirements of the Summary Compensation Table.

Pay Ratio

Our median employee compensation as calculated using Summary Compensation Table requirements was $409,072. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $16,915,906. Therefore, our CEO Pay Ratio is approximately 41 to 1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Equity Awards

We have granted equity awards to our Named Executive Officers under our 2013 Equity Incentive Plan, as amended (the “2013 Plan”), and the 2019 Plan. For further information regarding such equity awards, including the vesting schedules, please see the “Grants of Plan-Based Awards” table and related footnotes above, the “Outstanding Equity Awards at Fiscal Year End” table and related footnotes below and “Long-term Incentive Program” in our CD&A above.

Option Modifications

We did not engage in any repricings or other modifications or cancellations to any of our Named Executive Officers’ option awards during 2021.

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2021, certain information regarding outstanding equity awards at fiscal year-end for our Named Executive Officers (other than Ms. Larson and Mr. Baker, neither of which held an outstanding equity awards at fiscal year-end).

		Option Awards(1)						Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Athena Countouriotis, M.D.	6/6/2018	5/7/2018	149,876	23,513	(3)	3.20	6/5/2028	—		$—
	6/6/2018	6/29/2018	58,169	9,406	(4)	3.20	6/5/2028	—		$—
	11/6/2018	11/6/2018	804,351	185,620	(5)	5.12	11/5/2028	—		$—
	2/20/2019	2/20/2019	110,389	45,455	(6)	7.43	2/19/2029	—		$—
	1/6/2020	1/6/2020	155,729	169,271	(6)	63.33	1/5/2030	—		$—
	2/8/2021	2/8/2021	21,203	80,572	(6)	140.01	2/7/2031	42,617	(11)	$5,966,806
Paolo Tombesi	7/26/2021	7/26/2021	—	61,200	(7)	62.63	7/25/2031	19,600	(12)	$1,227,548
Mohammad Hirmand, M.D.	12/2/2019	12/2/2019	79,596	89,596	(8)	54.73	12/1/2029	—		$—
	2/8/2021	2/8/2021	6,078	23,097	(6)	140.01	2/7/2031	14,483	(11)	$2,027,765
Siegfried Reich, Ph.D.	3/2/2020	3/2/2020	30,075	84,375	(9)	51.28	3/1/2030	—		$—
	2/8/2021	2/8/2021	3,604	13,699	(6)	140.01	2/7/2031	11,845	(11)	$1,658,418
Annette North	4/5/2019	4/5/2019	71,111	73,498	(10)	17.00	4/4/2029
	1/6/2020	1/6/2020	26,833	29,167	(6)	63.33	1/5/2030
	2/8/2021	2/8/2021	6,078	23,097	(6)	140.01	2/7/2031	14,483	(11)	$2,027,765

(1)	Option awards with grant dates prior to April 16, 2019 were granted under our 2013 Plan. Option awards with grant dates on or after April 16, 2019 were granted under our 2019 Plan.

(2)

These option awards were granted with a per share exercise price equal to the fair market value of our common stock on the grant date, as determined in good faith by our Board of Directors, which, since our initial public offering, is the closing market price of our common stock on the date of grant.

(3)

25% of the shares vested on the one-year anniversary of May 7, 2018 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(4)

25% of the shares vested on the one-year anniversary of June 29, 2018 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(5)

25% of the shares vested on the one-year anniversary of November 6, 2018 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(6)

1/48th of the shares vest monthly over the four years following the grant date. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(7)

25% of the shares vest on the one-year anniversary of July 26, 2021 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(8)

25% of the shares vested on the one-year anniversary of December 2, 2019 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(9)

25% of the shares vested on the one-year anniversary of March 2, 2020 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(10)

25% of the shares vested on the one-year anniversary of April 5, 2019 and 1/48th of the shares vest monthly thereafter over the next three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(11)

Amount consists of RSUs and PSUs. PSUs were deemed not achievable at December 31, 2021. 25% of the RSU shares vest on each anniversary of February 8, 2021. In addition, the vesting of the awards accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(12)

Amount consists of RSUs and PSUs. PSUs were deemed not achievable at December 31, 2021. 25% of the RSU shares vest on each anniversary of July 26, 2021. In addition, the vesting of the awards accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

Option Exercises and Stock Vested

The following table provides information regarding options exercised during 2021 for our Named Executive Officers. No stock awards held by our Named Executive Officers vested during 2021.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Athena Countouriotis, M.D.	60,000	$7,963,233
Paolo Tombesi	—	$—
Mohammad Hirmand, M.D.	10,000	$644,360
Siegfried Reich, Ph.D.	35,550	$1,911,076
Annette North	75,882	$6,136,906
Yi Larson	133,281	$4,554,043
Brian Baker, M.S, C.P.A	76,981	$1,162,293

(1)

The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.

Pension Benefits

Other than with respect to tax-qualified defined contribution plans such as our 401(k) plan, our Named Executive Officers do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a Named Executive Officer’s service terminates, each Named Executive Officer is entitled to receive amounts previously earned during his or her term of service, including accrued and unpaid salary and unused vacation pay, as applicable. In addition, our Board of Directors has approved certain Severance Benefit Plans as described below.

Severance Benefit Plans

We believe an important part of our executive compensation package and a factor in attracting and retaining talented executives is the severance and change of control benefits we provide to our executives. Our Named Executive Officers are entitled to certain severance and change of control payments and benefits pursuant to our severance benefit plans. Our Severance Benefit Plan—C-Suite, as amended (“C-Suite Severance Benefit Plan”), provides for benefits to any officer with “Chief” in his or her title, and any executive vice president. Each of our Named Executive Officers is eligible to receive benefits under the C-Suite Severance Benefit Plan. Our Severance Benefit Plan—SVP/VP (“VP Severance Benefit Plan”) provides for benefits to any senior vice president or vice president designated by our Board of Directors or its Compensation Committee to be a participant under such plan. We refer to the C-Suite Severance Benefit Plan and the VP Severance Benefit Plan collectively as the Severance Benefit Plans.

Subject to certain conditions, the Severance Benefit Plans generally provide for lump-sum cash severance payments, continued health benefits and in some cases accelerated vesting of outstanding time-based equity awards in the event of an involuntary termination without “cause” or a resignation with “good reason” (a covered termination). In the event that the covered termination occurs within the period commencing three months before and ending 12 months after a change in control, then our executive officers who are participants under the C-Suite Severance Benefit Plan are entitled to an enhanced lump-sum cash severance payment, and our executive officers who are participants under either Severance Benefit Plan are entitled to full accelerated vesting of their outstanding time-based equity compensation awards.

In the event of a covered termination occurring more than three months before or 12 months after a change in control, and subject to our receipt of an effective release and waiver of claims from the applicable executive, (i) Dr. Countouriotis would be entitled to receive a payment equal to 1.5 multiplied by the sum of her annual base salary and annual target bonus in effect at the time of termination, (ii) each of the other Named Executive Officers would be entitled to receive a payment equal to the executive’s annual base salary. In addition, vesting of time-based equity compensation awards held by Dr. Countouriotis would be accelerated by 18 months.

In the event of a covered termination occurring within three months before or 12 months after a change in control, and subject to our receipt of an effective release and waiver of claims from the applicable executive, (i) Dr. Countouriotis would be entitled to receive a payment equal to 2.0 multiplied by the sum of her annual base salary and her annual target bonus in effect at the time of termination, and (ii) each of the other Named Executive Officers would be entitled to receive a payment equal to the sum of the executive’s annual base salary and the executive’s annual target bonus in effect at the time of termination. In addition, all time-based equity compensation awards held by the Named Executive Officers at the time of termination would be accelerated in full.

Under each Severance Benefit Plan, the term “cause” generally means (i) the employee’s conviction of, or plea of no contest with respect to, any felony, or of any misdemeanor involving dishonesty or moral turpitude; (ii) the employee’s participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) against us, or that results in (or could result in) material harm to us, including but not limited to material harm to reputational interests; (iii) the employee’s violation of a fiduciary duty or a duty of loyalty owed to us; (iv) the employee’s material breach of any fully executed agreement between the employee and us, including but not limited to the employment, confidential information and invention assignment agreement, or any of our applicable written policies; (v) persistent, unsatisfactory performance or neglect of the employee’s job duties, which is not cured within 30 business days after we provide the employee written notice (provided, that, such written notice and opportunity to cure are not required if the employee’s performance or neglect is not reasonably susceptible to being cured); or (vi) the employee’s gross misconduct or material failure to comply with our written instructions. The term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then-outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) our complete dissolution or liquidation.

The term “good reason” generally means (i) a material reduction of the employee’s base compensation, unless such reduction is consistent with and generally applicable to all our executive officers and is agreed to in writing by the employee; (ii) a material reduction of the employee’s authority, responsibilities or duties; or (iii) the employee being required to relocate his or her principal place of employment with us to a principal place of employment that increases the employee’s one-way commute by more than fifty (50) miles as compared to the employee’s then-current place of employment immediately prior to such relocation (provided that the employee’s relocation back to the Company office from remote work will not be considered a relocation of the employee’s principal place of employment with the Company for the purposes of this definition), in each case without the employee’s prior consent.

We believe that these severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a corporate transaction because providing change of control related severance benefits also should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential transactions that may be in the best interests of our stockholders. We also believe that our severance benefit arrangements with our Named Executive Officers are consistent with compensation arrangements provided in a competitive market for executive talent and the events triggering payment represent appropriate hurdles for the severance benefits. We further believe that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the Company.

The following table sets forth information regarding potential payments that would have been made to our Named Executive Officers on various termination or change in control events assuming such events occurred as of December 31, 2021.

Potential Payment Upon Termination Table*

Name	Cash Severance	Target Bonus Payment	Vesting Acceleration (1)	Health Insurance Premiums	Total
Athena Countouriotis, M.D.	$976,500	$585,630	$11,199,101	$10,499	$12,771,730
Paolo Tombesi	$470,000	$199,750	$—	$33,331	$703,081
Mohammad Hirmand, M.D.	$500,000	$212,500	$—	$20,858	$733,358
Siegfried Reich, Ph.D.	$417,000	$177,225	$—	$—	$594,225
Annette North	$450,000	$191,250	$1,692,276	$20,858	$2,354,384

*	Reflects a termination without cause or resignation for good reason not in connection with a change in control.

(1)

Represents the intrinsic value of ‘in-the money’ unvested options and RSUs as of December 31, 2021 that would vest in accordance with the Severance Benefit Plan. Values were derived using the closing price of the Company’s common stock on December 31, 2021 of $47.70.

Potential Payment Upon Change-in-Control Table*

Name	Cash Severance	Target Bonus Payment	Vesting Acceleration (1)	Health Insurance Premiums	Total
Athena Countouriotis, M.D.	$1,301,400	$780,840	$59,152,212	$13,998	$61,248,450
Paolo Tombesi	$470,000	$199,750	$—	$33,331	$703,081
Mohammad Hirmand, M.D.	$500,000	$212,500	$—	$20,858	$733,358
Siegfried Reich, Ph.D.	$417,000	$177,225	$—	$—	$594,225
Annette North	$450,000	$191,250	$4,439,496	$20,858	$5,101,604

* Reflects benefits to be provided upon a termination without cause or resignation for good reason within three months before or 12 months after a change in control.

(1)   Represents the intrinsic value of ‘in-the money’ unvested options and RSUs as of December 31, 2021 that would vest in accordance with the Severance Benefit Plan. Values were derived using the closing price of the Company’s common stock on December 31, 2021 of $47.70.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date.

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2013 Equity Incentive Plan	2,104,777	$6.39		—
2019 Equity Incentive Plan (1)	3,877,209	$62.45	(4)	3,215,165
2019 Employee Stock Purchase Plan (2)	86,892	$36.62		202,046

Total equity compensation plans approved by security holders	6,068,878			3,417,211

Equity compensation plans not approved by security holders (3)	—	—		—

(1)

Under the terms of our 2019 Plan, the number of shares of our common stock reserved for issuance under our 2019 Plan will automatically increase on January 1 of each year through January 1, 2029 by a number of shares equal to (i) 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year or (ii) a lesser amount determined by our Board of Directors.

(2)

Under the terms of our 2019 Employee Stock Purchase Plan (“ESPP”), the number of shares of our common stock reserved for issuance under our ESPP will automatically increase on January 1 of each year through January 1, 2029 by a number of shares equal to the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 866,814 shares; or (iii) a lesser amount determined by our Board of Directors.

(3)	As of December 31, 2021, we did not have any equity compensation plans that were not approved by our stockholders.
(4)

The weighted-average exercise price takes into account 358,760 shares of our common stock under the 2019 Plan issuable upon vesting of outstanding RSUs and 204,759 outstanding PSUs, which have no exercise price. The weighted-average exercise price excluding such outstanding RSUs and PSUs is $73.08.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table summarizes the compensation earned by or paid to each of the non-employee directors in 2021:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2021

Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)(2)	Total Compensation ($)
Mark J. Alles(3)	43,750	817,434	861,184
Barbara W. Bodem(4)	44,167	958,434	1,002,601
Patrick Machado, J.D.	57,500	367,286	424,786
Carol Gallagher, Pharm.D.	48,000	367,286	415,286
Simeon J. George, M.D., M.B.A.	47,125	367,286	414,411
Garry Nicholson	55,458	367,286	422,744
Sheila Gujrathi, M.D.(5)	15,000		15,000
Jacob M. Chacko, M.D., M.B.A.(6)	17,500		17,500

(1)

Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option awarded in 2021 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

As of December 31, 2021, the aggregate number of shares subject to outstanding options to purchase our common stock held by our non-employee directors was as follows: 17,209 shares for Mr. Alles, 14,995 shares for Ms. Bodem, 47,000 shares for Mr. Machado, 47,000 shares for Dr. Gallagher, 32,000 shares for Dr. George and 31,900 for Mr. Nicholson. None of our non-employee directors held other unvested stock awards as of December 31, 2021.

(3)	Mr. Alles joined our Board of Directors in May 2021.
(4)	Ms. Bodem joined our Board of Directors in March 2021.
(5)

Dr. Gujrathi served as a member of our Board of Directors until March 2021. In connection with Dr. Gujrathi’s resignation, our Board of Directors approved an amendment to the option awards held by Dr. Gujrathi to provide that (i) all shares subject to such option awards are fully vested and exercisable as of the resignation date and (ii) the post-termination exercise period shall be extended to September 30, 2022.

(6)

Dr. Chacko served as a member of our Board of Directors until March 2021. In connection with Dr. Chacko’s resignation, our Board of Directors approved an amendment to the option awards held by Dr. Chacko to provide that (i) all shares subject to such option awards are fully vested and exercisable as of the resignation date and (ii) the post-termination exercise period shall be extended to September 30, 2022.

Non-Employee Director Compensation Policy

Our Compensation Committee reviews the compensation program for our non-employee directors on an annual basis, with the assistance of its independent compensation consultant, who prepares a comprehensive assessment of our non-employee director compensation program. Such assessment includes comparing our current non-employee director compensation against competitive market practices using the same compensation peer group used for executive compensation purposes and an update on recent trends in director compensation. Following such review, the Compensation Committee approves any updates to the non-employee director compensation program.

Our Board of Directors has adopted a compensation policy that is applicable to all of our non-employee directors which is designed to provide a total compensation package that enables us to attract and retain high caliber non-employee directors, which was most recently amended in February 2022 and March 2022. As in effect for 2021, our compensation policy provided that each non-employee director would receive the following compensation for service on our Board of Directors:

•	an annual cash retainer of $40,000 for all non-employee directors other than the Chair of our Board of Directors;

•	an annual cash retainer of $70,000 for the Chair of our Board of Directors (in lieu of the annual cash retainer above);

•

an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively (increased to $10,000, $7,500 and $5,000, respectively, in March 2022, and in March 2022 added an additional annual cash retainer of $7,500 for service as a member of the Corporate Strategy Committee);

•

an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as Chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above) (increased to $20,000, $15,000 and $10,000, respectively, in March 2022, and in March 2022 added an additional annual cash retainer of $15,000 for service as Chair of the Corporate Strategy Committee);

•

an initial option grant to purchase 17,000 shares of our common stock (modified in March 2022 to an option grant, having a grant date value of $800,000) on the date of each new non-employee director’s appointment to our Board of Directors, vesting in 36 equal monthly installments; and

•

an annual option grant to purchase 8,500 shares of our common stock (modified in March 2022 to an option grant, having a grant date value of $400,000) on the date of each of our annual stockholder meetings, vesting in full on the one year anniversary of the date of grant; provided that any annual option grant made to a director that was appointed to the Board of Directors following the prior year’s annual meeting of stockholders and prior to the current year’s annual meeting, will be pro-rated based on the number of days served on the Board of Directors.

The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including initial option grants and annual option grants granted and cash fees paid by us to such non-employee director, will not exceed (i) $500,000 in total value or (ii) in the event such non-employee director is first appointed or elected to our Board of Directors during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (the “Compensation Limit”). We have the sole discretion to reduce any compensation payable to a non-employee director in order to comply with the Compensation Limit.

Each of the initial and annual option grants described above will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2019 Plan). The term of each option will be ten years, subject to earlier termination as provided in the 2019 Plan. The options will be granted under our 2019 Plan.

Director’s fees are prorated to the date the director is appointed or elected. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors, subject to our travel policy.

Limitation of Liability and Indemnification

Our Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under Delaware corporate law. Delaware corporate law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his or her capacity as our representative who is, or is threatened to be, made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have provided for this indemnification in our Amended and Restated Certificate of Incorporation because we believe that it is important to attract qualified directors and officers.

We have entered into indemnification agreements with each of our executive officers and directors that require us to indemnify such persons against any and all expenses, including judgments, fines or penalties, attorney’s fees, witness fees or other professional fees and related disbursements and other out-of-pocket costs incurred, in connection with any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry or administrative hearing, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant and the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000.

Since January 1, 2021, we have engaged in the following transactions with our respective directors, executive officers and holders of more than 5% of voting securities, which we refer to as principal stockholders, and affiliates or immediate family members of our respective directors, executive officers and principal stockholders, other than employment and compensation arrangements, certain of which are described in the section above titled “Executive Compensation.” We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Investor Rights Agreement

Pursuant to a fourth amended and restated investor rights agreement, dated October 18, 2018, between us and certain of our stockholders, including certain holders of more than five percent of our capital stock and entities affiliated with certain of our directors, are entitled to certain demand registration rights, piggyback registration rights and Form S-3 registration rights.

Employment and Consulting Arrangements

We currently have written employment agreements with our executive officers and have entered into a transition consulting agreement with Ms. North. For information about our employment agreements with our Named Executive Officers and our transition consulting agreement with Ms. North, refer to “Executive Compensation—Agreements with Named Executive Officers.”

On November 14, 2017, we entered into a consulting agreement with Sheila Gujrathi, M.D., a former member of our Board of Directors. Under the terms of the agreement, Dr. Gujrathi’s duties included providing general business and strategic advice and assistance as requested by our President and Chief Executive Officer and other members of our management team. The term of the agreement commenced on November 14, 2017 and terminated on March 30, 2021. As compensation for her services, we granted Dr. Gujrathi an option to purchase 112,861 shares of our common stock, with such option grant vesting monthly over a four-year period, and agreed to reimburse Dr. Gujrathi for certain preapproved expenses at cost.

Stock Options, RSUs and PSUs Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our executive officers and stock options to our directors, each as more fully described in “Executive Compensation—Grants of Plan-Based Awards”, “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into and intend to continue to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-party transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-party transactions.” For purposes of our policy only, a “related-party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related party” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-party transactions under this policy. A related party is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such parties.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-party transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related parties, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-parties transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Turning Point stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker or Turning Point. Direct your written request to Turning Point Therapeutics, Inc., Attn: Investor Relations, 10628 Science Center Drive, Suite 200, San Diego, CA 92121 or contact Investor Relations at (858) 925-5798. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Brian Sun, M.S., J.D.
Senior Vice President, General Counsel and Corporate Secretary

April 29, 2022

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, TURNING POINT THERAPEUTICS, INC., 10628 SCIENCE CENTER DRIVE, SUITE 200, SAN DIEGO, CA 92121.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/TPTX ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote.
PHONE Call 1-866-697-7122 ● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions
MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided.

Turning Point Therapeutics, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 18, 2022

TIME:	Thursday, June 16, 2022 8:30 AM, Pacific Time
PLACE:	Annual Meeting to be held live via the internet - please visit www.proxydocs.com/TPTX for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Athena Countouriotis, M.D., and Paolo Tombesi (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Turning Point Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Turning Point Therapeutics, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

The Board of Directors recommends that you vote “FOR” all of the nominees for director listed below and “FOR” Proposals 2 and 3.

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	To elect two nominees for Class III director to serve for three-year terms until the 2025 Annual Meeting of Stockholders.
		FOR	WITHHOLD
	1.01 Mark J. Alles	☐	☐		FOR

	1.02 Barbara W. Bodem	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐	FOR

3.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	☐	☐	☐	FOR

4.	To conduct any other business properly brought before the meeting.

You must register to attend the meeting online and/or participate at www.proxydocs.com/TPTX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date